As filed with the Securities and Exchange Commission on January 20, 2017
Registration No.:_____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ABCO ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada		20-1914514
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

2100 North Wilmot, #211
Tucson, AZ  85712
(520) 777-0511
 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Charles O’Dowd, Chief Executive Officer
2100 North Wilmot, #211
Tucson, AZ  85712
(520) 777-0511
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate Date of Commencement of Proposed Sale to the Public: from time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.001 par value	50,000,000	$0.0168	$837,500	$97.35

(1)
Pursuant to Rule 416, this registration statement also covers such indeterminate number of additional shares of common stock that became issuable by reason of any stock dividend, stock split, recapitalization or other similar transactions.

(2)	All shares are being sold by the Company. The Company anticipates net proceeds of $532,500.
(3)
Estimated $0.0168 per share, the average of the high and low prices as reported on the OTCQB Market on January 13, 2017, for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION
January 20, 2017

PROSPECTUS

ABCO ENERGY, INC.

We are offering shares of our common stock.  Our common stock is listed on the OTCQB under the symbol ABCE.    We are selling up to 50,000,000 of our shares for purchasing by a third party. (See “Explanatory Note” below).  Our last reported sale price on the OTCQB Market on January 13, 2016, was $0.0168 per share.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements for future filings.

Description	Per Share	Total
Public Offering Price	$0.0168	$
Proceeds, before expenses, to the Company	$0.0168		$837,500

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 6 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OF ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

The date of this Prospectus is January        , 2017

EXPLANATORY NOTE

This Registration Statement on Form S-1 (the “Registration Statement”) is being filed to register the sale of up to 50,000,000 Shares at negotiated prices in a directed offering by the Company. Such price will be set pursuant to a formula set forth in the Blackbridge Agreement.  See below herein.  See also “Plan of Distribution” contained in the Prospectus.

All share numbers herein have been adjusted to give effect to a 1 for 10 reverse stock split which became effective on January 13, 2017. See “Other Matters ” on page 30.

The Company has entered into Securities Purchase Agreement (“Agreement”) with Blackbridge Capital, LLC, a Delaware limited liability company, operating out of New York, New York (“Blackbridge”) whereby Blackbridge has agreed to purchase up to $5,000,000 worth of shares of the Company’s common stock.  The Company has agreed to file this Registration Statement to register such shares for sale to Blackbridge.  See “Plan of Distribution” contained in this Prospectus.

GENERAL

As used in this Prospectus, references to “the Company,” “ABCO”, “we”, “our,” “ours” and “us” refer to ABCO Energy, Inc., unless otherwise indicated. In addition, any references to our “financial statements” are to our financial statements except as the context otherwise requires.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in the common stock. You should carefully read the entire Prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements, before making an investment decision.

OVERALL STRATEGIC DIRECTION

The Company is in the Photo Voltaic (PV) solar systems industry, the LED and energy efficient lighting business and is an electrical product and services supplier.  The Company plans to build out a network of operations in major cities in the USA in order to establish a national base of PV suppliers, lighting suppliers and electrical service operations centers.  This combination of services, solar PV, lighting and electric, provides the company with a solid base in the electrical services business and a solid base in the growth markets of solar PV industry and the LED lighting industry.

OVERVIEW

As of December 31, 2016, we operated in Tucson and Phoenix Arizona. The Company plan is to expand to more locations in North America in the next year as funding becomes available. We believe that the solar and energy efficiency business functions better if the employees are local individuals working and selling in their own community. Our customers have indicated a preference for dealing with local firms and we will continue our focus on company-owned integrated product and services offices. Once a local firm is established, growth tends to come from experience, quality and name recognition. We remain committed to high quality operations.

Our operating results for the nine months ended September 30, 2016 and 2015 and our audited statements for the years ended December 31, 2015 and 2014 are presented below with major category details of revenue and expense including the components of operating expenses.

DESCRIPTION OF PRODUCTS

ABCO sells and installs Solar Photovoltaic electric systems that allow the customer to produce their own power on their residence or business property.  These products, installed by our crews, are purchased from both USA and offshore manufacturers. We have available and utilize many suppliers of US manufactured and foreign manufactured solar products from such companies as Boviet Solar, Sunpower, Canadian Solar, Westinghouse Solar and various other Chinese suppliers.  In addition, we purchase from a number of local and regional distributors whose products are readily available and selected for markets and price.  ABCO offers solar leasing and long term financing programs from several financial institutions and private investors to our ABCO customers and to other marketing and installation organizations.

COMPETITION

The solar power market itself is intensely competitive and rapidly evolving.  Price and available financing are the principal methods of competition in the industry.  Based upon these two criteria, our position in the industry is relatively small.  There is no competitive data available to us in our competitive position within the industry.  Our competitors have established market positions more prominent than ours, and if we fail to attract and retain customers and establish a successful distribution network, we may be unable to achieve sales and market share.  There are a number of major multi-national corporations that produce solar power products and participate in the solar development market place including, Suntech, Sunpower, First Solar,  GE, Mitsubishi, Solar World AG and Sanyo.  Also established integrators are growing and consolidating, including GoSolar, Sunenergy and Real Good Solar and we expect that future competition will include new entrants to the solar power market.  Further, many of our competitors are developing and are currently producing products based on new solar power technologies that may have costs similar to, or lower than, our projected costs.

COMPETITIVE ADVANTAGES

The Company believes that its key competitive advantages are: (1)  The ability to make decisions and use management’s many years of business experience to make the right decision; (2) Experience with regional  expansion programs by management; (3) Experience with management of employee operated facilities from a central management office; (4) Experience with multi-media promotional program for name recognition and product awareness; and (5) Alternative energy is a fast growing and popular industry that relates well to customers and current or future shareholders that recognize the market, products and business focus.
ADVANTAGES OF COMPETITORS OVER US
The Company believes the following are advantages of Competitors over us are (1) Larger competitors have more capital; (2) Experience with National expansion programs by management; (3)Larger companies will get the larger contracts because of the level of experience; (4) We have the same products but must pay more because of volume and this will be a price consideration in bidding competition; and (5) We are a small company that may not be able to complete because we do not have experience or working capital adequate to compete with other companies.

CURRENT BUSINESS FOCUS

We believe that we have developed very good promotional material and advertising products.  We have developed the key messages and promotional pieces that are relevant to our business and inexpensive to produce.   We have built an informative and interactive web site that will allow people to assess their requirements and partially build and price a system, much like the automobile dealers utilize. Additional sales promotion will increase when we have secured outside financing or increased sales through direct sales efforts. Readers should review our website at www.abcosolar.com. We have established a direct sales force to sell to Government agencies including State, Local and Federal resources and a separate division to call on the many American Indian governments in the US. This allows us to quote with our specifications, products and services on Requests for Proposals (RFP’s) that are issued by the Government Services Agency (GSA), Bureau of Indian Affairs (BIA) and other agencies.  By departmentalizing this opportunity, we get more information on projects than is available in the normal course of business.

ABCO will not manufacture its solar products. We will continue to be a sales and installation contractor with plans to enter the markets of major US and international cities. We will sell and use commercial off the shelf components. Initially this will include the solar panels and LED lighting products purchased to our specification. A strong alliance with a well-respected distributor will be the most conservative decision for the company at this time.

FINANCIAL RESOURCES

ABCO’s development activities since inception have been financially sustained through the sale of equity and capital contribution from shareholders.  We will continue to source capital from the equity and debt markets in order to fund our plans for expansion if we are unable to produce adequate capital from operations.  There is no guarantee that the Company will be able to obtain adequate capital from these sources, or at all.

RISK FACTORS

RISKS RELATED TO OUR BUSINESS

The Company has an eight year operating history upon which to base an evaluation of its business and prospects.  We may not be successful in our efforts to grow our business and to earn increased revenues.  An investment in our securities represents significant risk and you may lose all or part of your entire investment.

Our business must be considered in light of the risks, expenses and difficulties frequently encountered by companies in our stage of operations, particularly providing services in the well-serviced solar installation service industry. As a result, management may be unable to adjust its spending in a timely manner to compensate for any unexpected revenue shortfall. This inability could cause net losses in a given period to be greater than expected.

Since incorporation, we have expended financial resources on the development of our business. As a result, some losses have been incurred. Management anticipates that losses may increase from current levels because the Company expects to incur additional costs and expenses related to: expansion of operations; marketing and promotional activities for business sales; addition of new personnel; and the development of relationships with strategic business partners.

The Company’s ability to sustain profitable operations depends on its ability to generate and sustain sales while maintaining reasonable expense levels. We cannot be certain that we will be able to sustain or increase profitability on a quarterly or annual basis in the future.

Management expects both quarterly and annual operating results to fluctuate significantly in the future. Because our operating results will be volatile and difficult to predict, in some future quarter our operating results may fall below the expectations of securities analysts and investors. If this occurs, the trading price of our common stock may decline significantly. The Company’s operating results are not followed by securities analysts at this time and there is no guarantee that the stock will be followed by securities analysts in the future.  A number of factors will cause gross margins to fluctuate in future periods. Factors that may harm our business or cause our operating results to fluctuate include the following: (1) the inability to obtain advertisers at reasonable cost; (2) the ability of competitors to offer new or enhanced services or products; (3) price competition; the failure to develop marketing relationships with key business partners; (4) increases in our marketing and advertising costs; (5)  the amount and timing of operating costs and capital expenditures relating to expansion of operations; (6) a change to or changes to government regulations; (7) a general economic slowdown. Any change in one or more of these factors could reduce our ability to earn and grow revenue in future periods.

OUR CURRENT BUSINESS OPERATIONS RELY HEAVILY UPON OUR KEY EMPLOYEE, CHARLES O’DOWD.

We have been heavily dependent upon the expertise and management of Mr. Charles O’Dowd, President, and our future performance will depend upon his continued services. The loss of the services of Mr. O’Dowd’s could seriously interrupt our business operations, and could have a very negative impact on our ability to fulfill our business plan and to carry out our existing operations. The Company currently does not maintain key man life insurance on this individual. There can be no assurance that a suitable replacement could be found for him upon retirement, resignation, inability to act on our behalf, or death.

RISKS RELATED TO THE INDUSTRY

THE DEMAND FOR PRODUCTS REQUIRING SIGNIFICANT INITIAL CAPITAL EXPENDITURES SUCH AS OUR SOLAR POWER PRODUCTS AND SERVICES ARE AFFECTED BY GENERAL ECONOMIC CONDITIONS.

The United States and countries worldwide have recently experienced a period of declining economies and turmoil in financial markets. A sustained economic recovery is uncertain. In particular, terrorist acts and similar events, continued unrest in the Middle East or war in general could contribute to a slowdown of the market demand for products that require significant initial capital expenditures, including demand for solar power systems and new residential and commercial buildings. In addition, increases in interest rates may increase financing costs to customers, which in turn may decrease demand for our solar power products. If an economic recovery is slowed as a result of the recent economic, political and social events, or if there are further terrorist attacks in the United States or elsewhere, we may experience decreases in the demand for our solar power products, which may harm our operating results.

IF THERE IS A SHORTAGE OF COMPONENTS AND/OR KEY COMPONENTS RISE SIGNIFICANTLY IN PRICE THAT MAY CONSTRAIN OUR REVENUE GROWTH.

The market for photovoltaic installations has continued to grow despite world-wide financial and economic issues. The introduction of significant production capacity has continued and has increased supply and reduced the cost of solar panels. If demand increases and supply contracts, the resulting likely price increase could adversely affect sales and profitability. From 2009 through 2014, there was a tremendous increase in the capacity to produce solar modules, primarily from China, which coupled with the worst economic downturn in nearly a century, significantly reduced the price of solar panels.  As demand for solar panels will likely increase with an economic recovery, demand and pricing for solar modules could increase, potentially limiting access to solar modules and reducing our selling margins for panels.

EXISTING REGULATIONS AND POLICIES AND CHANGES TO THESE REGULATIONS AND POLICIES MAY PRESENT TECHNICAL, REGULATORY AND ECONOMIC BARRIERS TO THE PURCHASE AND USE OF SOLAR POWER PRODUCTS, WHICH MAY SIGNIFICANTLY REDUCE DEMAND FOR OUR PRODUCTS.

The market for electricity generation is heavily influenced by foreign, U.S. federal, state and local government regulations and policies concerning the electric utility industry, as well as policies promulgated by electric utilities.  These regulations and policies often relate to electricity pricing and technical interconnection of customer-owned electricity generation. In the U.S. these regulations and policies are being modified and may continue to be modified.  Customer purchases of or further investment in the research and development of alternative energy sources, including solar power technology, could be deterred by these regulations and policies, which could result in a significant reduction in the potential demand for our solar power products, for example, without certain major incentive programs and or the regulatory mandated exception for solar power systems, utility customers are often charged interconnection or standby fees for putting distributed power generation on the electric utility network. These fees could increase the cost to our customers of using our solar power products and make them less desirable, thereby harming our business, prospects, results of operations and financial condition.

We anticipate that our solar power products and their installation will be subject to oversight and regulation in accordance with national and local ordinances relating to building codes, safety, and environmental protection, utility interconnection and metering and related matters. It is difficult to track the requirements of individual states and design equipment to comply with the varying standards. Any new government regulations or utility policies pertaining to our solar power products may result in significant additional expenses to us and our resellers and their customers and, as a result, could cause a significant reduction in demand for our solar power products.

THE REDUCTION, ELIMINATION OR EXPIRATION OF GOVERNMENT SUBSIDIES AND ECONOMIC INCENTIVES FOR ON-GRID SOLAR ELECTRICITY APPLICATIONS COULD REDUCE DEMAND FOR SOLAR PV SYSTEMS AND HARM OUR BUSINESS.

The market for solar energy applications depends in large part on the availability and size of local, state and federal government and economic incentives that vary by geographic market. The reduction, elimination or expiration of government subsidies and economic incentives for solar electricity may negatively affect the competitiveness of solar electricity relative to conventional and non-solar renewable sources of electricity, and could harm or halt the growth of the solar electricity industry and our business.

The cost of solar power currently exceeds retail electricity rates, and we believe will continue to do so for the foreseeable future. As a result, federal, state and local government bodies, the United States has provided incentives in the form of feed-in tariffs, or FITs, rebates, tax credits and other incentives to system owners, distributors, system integrators and manufacturers of solar PV systems to promote the use of solar electricity in on-grid applications and to reduce dependency on other forms of energy. Many of these government incentives expire, phase out over time, terminate upon the exhaustion of the allocated funding or require renewal by the applicable authority. In addition, electric utility companies or generators of electricity from other non-solar renewable sources of electricity may successfully lobby for changes in the relevant legislation in their markets that are harmful to the solar industry. Reductions in, or eliminations or expirations of, governmental incentives could result in decreased demand for and lower revenue from solar PV systems, which would adversely affect sales of our products.

OUR SUCCESS DEPENDS, IN PART, ON THE QUALITY AND SAFETY OF THE SERVICES WE PROVIDE.

We do not manufacture our own products. We can and do use a variety of products and do not have a commitment to any single manufacturer.  We do not warranty our products because this is the responsibility of the manufacturer.  However, we do warranty our installation workmanship and could suffer loss of customer referrals and reputation degradation if our quality workmanship is not maintained.

WE MAY NEED ADDITIONAL CAPITAL TO DEVELOP OUR BUSINESS.

The development of our services will require the commitment of resources to increase the advertising, marketing and future expansion of our business. In addition, expenditures will be required to enable us in 2015 and 2016 to conduct planned business research, development of new affiliate and associate offices, and marketing of our existing and future products and services. Currently, we have no established bank-financing arrangements. Therefore, it is possible that we would need to seek additional financing through subsequent future private offering of our equity securities, or through strategic partnerships and other arrangements with corporate partners.

We cannot give any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us. The sale of additional equity securities could result in dilution to our stockholders.  Sales of existing shareholders of the common stock and preferred stock in the public market could adversely affect prevailing market prices and could impair the Company’s future ability to raise capital through the sale of the equity securities.  The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financing covenants that would restrict our compensation.  If adequate, additional financing is not available on acceptable terms, we may not be able to implement our business development plan or continue our business operations.

OUR LIABILITY INSURANCE MAY NOT BE ADEQUATE IN A CATASTROPHIC SITUATION.

We currently maintain property damage insurance in the aggregate amount of approximately $500,000. We currently maintain liability insurance of up to $5,000,000 and product liability insurance up to $4,000,000.  Material damage to, or the loss to our facilities or equipment due to fire, severe weather, flood or other catastrophe, even if insured against, could result in a significant loss to the Issuer.

THE SERVICES WE INTEND TO PROVIDE TO CUSTOMERS MAY NOT GAIN MARKET ACCEPTANCE, WHICH WOULD PREVENT US FROM ACHIEVING SALES AND MARKET SHARE.

The market for solar power is emerging and rapidly evolving, and its future success is uncertain. If solar power technology proves unsuitable for widespread commercial deployment or if demand for solar power products fails to develop sufficiently, we would be unable to achieve sales and market share. In addition, demand for solar power in the markets and geographic regions we target may not develop or may develop more slowly than we anticipate. Many factors may influence the widespread adoption of solar power technology and demand for solar power, including:

●	Performance and reliability of solar power products as compared with conventional and non-solar alternative energy products
●	Cost-effectiveness of solar power technologies as compared with conventional and competitive alternative energy technologies;
●	Success of alternative distributed generation technologies such as hydrogen fuel cells, wind turbines, bio-diesel generators and large-scale solar thermal technologies;
●	Fluctuations in economic and market conditions that impact the viability of conventional and competitive alternative energy sources;
●	Increases or decreases in the prices of oil, coal and natural gas;
●	Capital expenditures by customers, who tend to decrease when domestic or foreign economies slow; and
●	Continued deregulation of the electric power industry and broader energy industry.

WE FACE INTENSE COMPETITION FROM OTHER SYSTEM INTEGRATORS AND OTHER ENERGY GENERATION PRODUCTS. IF WE FAIL TO COMPETE EFFECTIVELY, WE MAY BE UNABLE TO INCREASE OUR MARKET SHARE AND SALES.

The mainstream power generation market and related product sectors are well established and we are competing with power generation from more traditional process that can generate power at lower costs than most renewable or environmentally driven processes. Further, within the renewable power generation and technologies markets we face competition from other methods of producing renewable or environmentally positive power. Then, the solar power market itself is intensely competitive and rapidly evolving. Our competitors have established market positions more prominent than ours, and if we fail to attract and retain customers, we may be unable to achieve sales and market share. There are a number of major multi-national corporations that provide solar installation services such as REC, Solar City and Sunpower Corporation. Established integrators are growing and consolidating, including GoSolar, Sunwize, Sunenergy and Real Good Solar and we expect that future competition will include new entrants to the solar power market.  Further, many of our competitors are developing and are currently providing products based on new solar power technologies that may have costs similar to, or lower than, our projected costs.

Some of our competitors are substantially larger than we are, have longer operating histories and have substantially greater financial, technical, manufacturing and other resources than we do. Our competitors’ greater sizes in some cases provides them with competitive advantages with respect to manufacturing costs and the ability to allocate costs across a greater volume of production and purchase raw materials at lower prices. They also have far greater name recognition, an established distribution network and an installed base of customers. In addition, many of our competitors have well-established relationships with current and potential resellers, which have extensive knowledge of our target markets. As a result, our competitors will be able to devote greater resources to the research, development, promotion and sale of their products and may be able to respond more quickly to evolving industry standards and changing customer requirements than we can.

WE HAVE CHOSEN TO BECOME A REPORTING COMPANY UNDER THE SECURITIES EXCHANGE ACT OF 1934 (“1934 ACT”) IN COMPLIANCE WITH GOVERNANCE AND ACCOUNTING REQUIREMENTS WILL BE EXPENSIVE AND WE MAY NOT BE ABLE TO ABSORB SUCH COSTS.

We may incur significant costs associated by our becoming a company under the 1934 Act for reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the SEC. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. In addition, we may not be able to absorb these costs of being a public company, which will negatively affect our business operations.

THE LIMITED PUBLIC COMPANY EXPERIENCE OF OUR MANAGEMENT TEAM MAY ADVERSELY IMPACT OUR ABILITY TO COMPLY WITH THE REPORTING REQUIREMENTS OF U.S. SECURITIES LAWS.

We have elected to become a reporting company under the Act of 1934.  Our management team has limited public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by Sarbanes-Oxley Act of 2002. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Our senior management may not be able to implement programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance and reporting requirements, including the establishing and maintaining internal controls over financial reporting. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our ability to comply with the reporting requirements, which may be necessary in the future to maintain our public company status.  If we were to fail to fulfill those obligations, our ability to continue as a public company would be in jeopardy.

RISKS RELATED TO THE OWNERSHIP OF OUR SECURITIES AND RISKS RELATED TO THIS OFFERING.

WE MAY NEVER PAY ANY DIVIDENDS TO SHAREHOLDERS.

We have never declared or paid any cash dividends or distributions on our common stock. We currently intend to retain our future earnings, if any, to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

OUR CONTROLLING SECURITY HOLDERS MAY TAKE ACTIONS THAT CONFLICT WITH YOUR INTERESTS.

Mr. Charles O’Dowd, President and Wayne Marx, Secretary, own collectively no more than 2% of our capital stock rights. In this case, these two persons may be able to exercise control over all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation and approval of significant corporate transactions, and they will not have significant control over our management and policies.

The directors elected by our controlling security holders will be able to significantly influence decisions affecting our capital structure.  This control may have the effect of delaying or preventing changes in control or changes in management, or limiting the ability of our other security holders to approve transactions that they may deem to be in their best interest.  For example, our controlling security holders will be able to control the sale or other disposition of our operating businesses and subsidiaries to another entity.

OUR COMMON STOCK IS CONSIDERED PENNY STOCKS, WHICH MAY BE SUBJECT TO RESTRICTIONS ON MARKETABILITY, SO YOU MAY NOT BE ABLE TO SELL YOUR SHARES.

Our common stock is tradable in the secondary market but we are subject to the penny stock rules adopted by the SEC that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our shareholders to sell their securities.

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the FINRA system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

THERE IS NO ASSURANCE OF A PUBLIC MARKET ON A RECOGNIZED EXCHANGE. THEREFORE, YOU MAY BE UNABLE TO LIQUIDATE YOUR INVESTMENT IN OUR STOCK.

There is a limited established public trading market for our common stock.  On August 30, 2015, we began trading on the OTCQB Market.  For the nine month period prior thereto, we traded on the grey market while FINRA reviewed the application of a market maker to enable our Company to move up in trading status.  There can be no assurance that a regular trading market will be sustained. In the absence of a trading market, an investor may be unable to liquidate their investment.

WE ARE AN “EMERGING GROWTH COMPANY” AND WE CANNOT BE CERTAIN IF THE REDUCED DISCLOSURE REQUIREMENTS APPLICABLE TO EMERGING GROWTH COMPANIES WILL MAKE OUR COMMON STOCK LESS ATTRACTIVE TO INVESTORS.

We are an “emerging growth company,” as defined in the Jumpstart our Business Startups Act of 2012, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.  We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions.  If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Unless the Jumpstart Our Business Startups Act, “emerging growth companies” can delay adopting new or revised accounting standards, and until such time as those standards apply to private companies, we have irrevocably elected not to avail ourselves to this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not “emerging growth companies.”

THE OFFERING

Shares offered by us	50,000,000 shares at $0.0168 per share(1)

Shares to be outstanding	76,871,876 shares after offering if all shares sold (2)

Use of Proceeds	We estimate that the net proceeds to the Company from this offering, after deducting the $100,000 estimated offering expenses, will be approximately $532,500.(3)

We intend to use the net proceeds of this offering as follows: (i) expansion and (ii) the balance for general corporate purposes, which may include working capital, capital expenditures and the acquisition of assets, technologies or companies complementary to our business. We will not receive any of the proceeds from the sale of shares by the selling shareholders nor do we know how many of these shares will be sold.

Dividend policy	We do not intend to pay dividends on our shares for the foreseeable future following this offering.

Risk Factors	Investing in our shares involves a high degree of risk. Before buying any shares, you should read the discussion of material risks of investing in our shares in “Risk Factors” beginning on page 6.

OTCQB symbol	“ABCE”

(1)	See Plan of Distribution at page 16 hereof.
(2)	After giving effect to a 1 for 10 reverse stock split, which became effective on January 13, 2017. See Other Matters on page 30.
(3)	After deduction of $104,687 for the discount allowed under the pricing formula contained in the Blackbridge Agreement. See “Distributions” on page 16 hereof.

SUMMARY FINANCIAL INFORMATION

The following table summarizes our financial data. We have derived the Consolidated Balance Sheet data as of December 31, 2015, 2014 and 2013 from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the Consolidated Statement of Operations summary and data for the nine months ended September 30, 2016 and from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The September 30, 2015 balance sheet and statement of operations have been reviewed by our PCOAB accountants. In the opinion of management, the summary financial information as of September 30, 2016 and for the nine months ended September 30, 2016 (consisting only of normal recurring adjustments) that are necessary to state fairly the results of operations for such interim period. We prepare our financial statements in accordance with U.S. generally accepted accounting principles (GAAP). Our historical results are not necessarily indicative of the results that should be expected in the future. The summary of our consolidated financial data set forth below should be read together with our consolidated financial statements and the related notes, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this prospectus.

ABCO Energy, Inc.	As of September 30,	As of December, 31
Consolidated Condensed Balance Sheets	2016	2015	2014	2013
Assets
Current assets	$240,011	$382,729	$239,055	$211,950
Fixed Assets	32,625	42,511	57,800	35,203
Other Assets	15,304	17,634	20,528	26,902
Total Assets	$287,940	$442,874	$317,383	$274,055

Liabilities & Stockholder’s Equity
Total Liabilities	$1,446,051	$601,685	$508,034	$176,600
Common stock	41,066	30,621	23,695	17,768
Additional Paid In Capital in Excess of Par $.001	1,926,640	1,827,411	1,587,674	1,244,520
Retained Deficit	(3,125,817)	(2,016,843)	(1,802,020)	(1,164,833)
Total Stockholder’s equity	(1,158,111)	(158,811)	(190,651)	97,455
Total liabilities and Stockholder’s Equity	$287,940	$442,874	$317,383	$274,055

ABCO Energy, Inc.		For the 12 Months Ended December 31
Consolidated Statement of Operations	For the Nine Months Ended September 30, 2016	2015	2014	2013
Sales revenue	$512,075	$1,889,435	$1,315,660	$823,147
Cost of sales	619,551	1,311,084	1,081,347	776,853
Gross Margin	(107,476)	578,351	234,313	46,294
Operating expenses	562,206	733,038	837,862	667,955
Net Income (loss) from operations	(669,682)	(154,687)	(603,549)	(621,661)
Other expenses Interest and derivative accruals	(439,292)	(60,136)	(33,638)	(4,923)
Net Income (loss)	$(1,108,974)	$(214,823)	$(637,187)	$(626,584)

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This registration statement contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this registration statement are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. For example, all statements we make relating to our estimated and projected costs, expenditures, cash flows, growth rates and financial results, our plans and objectives for future operations, growth or initiatives, or strategies or the expected outcome or impact of pending or threatened litigation are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected.

USE OF PROCEEDS

We expect to receive total estimated net proceeds, after deducting estimated offering expenses, of approximately $732,873 from the offering, based on the $0.0168 per share set forth on the cover page of this prospectus. Such offering expenses are primarily accounting and legal. There are no special relationships or special fee arrangements between the Company and these consultants respecting this offering or otherwise.

We intend to use substantially all of the net proceeds to the Company of this offering to expand operations and the balance for general corporate purposes, which may include working capital and capital expenditures. We may also use a portion of the net proceeds to acquire assets, technologies or companies complementary to our business strategy and to capitalize on business opportunities. At this time, we have not identified any such specific assets, or companies. Prior to their application, we intend to invest the net proceeds to us in cash-equivalents and highly liquid short-term investment-grade securities or deposits. Our management will have broad discretion over the uses of the net proceeds to us in this offering.

DIVIDEND POLICY

We have never paid or declared any dividends on our shares.  Moreover, even if future operations were to lead to significant levels of profits that would allow us to pay dividends, we currently intend to retain all available funds for reinvestment in our business.  Any decision to declare and pay dividends in the future will be made pursuant to a resolution by our board of directors, and will depend on, among other things, our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors and general meeting of shareholders may deem relevant.

DILUTION

“Dilution” represents the difference between the offering price of the shares of common stock and the net tangible book value per share of common stock immediately after completion of the offering. “Net tangible book value” is the amount that results from subtracting total liabilities from total tangible assets. As of September 30, 2016, our Company had a negative book value of ($1,158,111) which represents approximately $.01 per share presplit. This is due in part to shares of common stock being issued upon conversion of certain promissory notes during the three months ended September 30, 2016.

Please refer to the section entitled “Interest of Management and others in Certain Transactions” for more information.  Assuming all shares offered are sold at an assumed offering price of $.0168 and in effect we receive the maximum estimated proceeds of this offering investors our total shareholders’ equity will be approximately $(452,298) and our net book value will be approximately $(.0055) per share. Therefore, any investor will incur an immediate dilution of approximately $.0376 per share.  Our present shareholders will receive an increase of $.0376. This will result in a 3.24% decrease for 100% of offering.   If 10% of the offering is sold, any investor will incur an immediate dilution of approximately $.0091 per share.  Our present shareholders will receive an increase of $.091 per share.  This will result in a 1.54% increase for 10% of the offering.  The following table illustrates the dilution to the purchaser of the common stock in this offering assuming the maximum proceeds or the minimum proceeds are raised and that the total outstanding shares at September 30, 2016 was 26,871,876 shares.

These numbers are calculated on Post Reverse 1 for 10 split calculated at December 31, 2016	For 100%		For 10%
Description	No. of Shares	Amount for 100%	No. of Shares	Amount for 10%
Book Value Calculation:
Net stockholders’ equity at September 30, 2016 (Shares as of December 31, 2016)	26,871,876	-1,158,111	26,871,876	-1,158,111
Offering amount	50,000,000	837,500	5,000,000	83,750
Offering expenses		-104,687		-10,469
Book value after offering		-425,298		-1,084,830
Total shares	76,871,876		31,871,876

Offering Price Per Share		0.0168		0.0168
Book value before Offering (Per Share)		-0.0431		-0.0431
Book value after Offering (Per Share)		-0.0055		-0.0340
Decrease per share attributable to New Stockholders		-0.0376		-0.0091
Dilution in offering price based upon new book value per share		0.0543		0.0258
Dilution as percentage of purchase price		3.2427		1.5409

Officers and Directors acquired 5,000,000 shares from provision of services or cash investment or both when the Company was founded.  Mr. O’Dowd, President and Director, acquired his 4,000,000 shares for $4,000 and has a cost per share of $.001 which was par value.  Mr. O’Dowd was a founder of the Company.  Mr. Marx, Director, purchased his 1,000,000 shares for $50,000 and this calculates to be $0.05 per share.  These prices of $0.001 and $0.05 per share paid by insiders are substantially less than current investors who will pay $.0168 per share in this offering.  After completion of 100% of the offering Company officers, directors, promoters and affiliated persons will own less than 1% of the outstanding shares. After completion of 10% of the offering, Company officers, directors, promoters and affiliated persons will own .02% of the outstanding shares.

DETERMINATION OF OFFERING PRICE

The Company will sell our shares at privately negotiated prices. See “Plan of Distribution”.

PLAN OF DISTRIBUTION

We are offering up to 50,000,000 shares of our common stock for sale by the Company to Blackbridge.  See Below.  We will receive all of the proceeds from such sale of the shares by the Company.  We will receive no proceeds from the sale of shares by the Selling Shareholders.

We intend to sell these shares through our President, Charles O’Dowd and staff (collectively, “O’Dowd”).

This offering is being made by us without the use of outside underwriters or broker-dealers. The Shares to be sold by us will be sold on our behalf by Mr. O’Dowd.  Mr. O’Dowd will not receive commissions or proceeds or other compensation from the sale of any shares on our behalf.

O’Dowd will not register as broker-dealer pursuant to Section 15 of the Exchange Act, in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker-dealer.

1. O’Dowd is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation;

2. O’Dowd will not be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3. O’Dowd is not, nor will he be at the time of participation in the offering; an associated person of a broker-dealer; and

4. O’Dowd meets the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he: (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Company, other than in connection with transactions in securities; and (B) is not a broker or dealer, or been an associated person of a broker or dealer, within the preceding twelve months; and (C) has not participated in selling and offering securities for any issuer more than once every twelve months other than in reliance on paragraphs (a)(4)(i) or (a)(4)(iii).

The Company may also sell shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal.  Any broker or dealer participating as agent in such transactions may receive a commission from the Company or, if they act as agent for the purchaser of such common stock, a commission from the purchaser.  The Company will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the Company to sell a specified number of shares at a negotiated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the Company, or the Selling Shareholders, as the case may be, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker’s or dealer’s commitment to the selling security holder. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers.

The Company has entered into Securities Purchase Agreement with Blackbridge Capital, LLC, a Delaware limited liability company, operating out of New York, New York (“Blackbridge Agreement”) whereby Blackbridge has agreed to purchase up to $5,000,000 worth of shares of the Company’s common stock.  The Company has agreed to file this Registration Statement to register such shares for sale to Blackbridge.

During the term of the Blackbridge Agreement, the Company may request a “Draw Down”, the Company delivering to Buyer written notice to purchase a certain dollar amount of shares of common stock (a “Draw Down Amount”). In no event may any Draw Down Amount be in an amount that would result in the beneficial ownership by Blackbridge of more than 4.99% of the outstanding stock of the Company by Blackbridge. The maximum Draw Down Amount allowed under this Agreement will be equal to the lesser of $140,000.00 or 200% of the average daily trading volume for the ten (10) trading days immediately preceding the Draw Down Notice Date, multiplied by the lowest trading price for the Company’s common stock over the ten (10) trading days immediately preceding the Draw Down Notice Date. The Company may deliver its first Draw Down Notice to Buyer ten trading days from the effective date of this S-1 Registration Statement.  All subsequent Draw Down Notices may be submitted to Blackbridge no sooner than the later of 1 day after the end of the Valuation Period (as defined below) from the preceding Draw Down Notice or the date that Blackbridge sold all shares from the preceding Draw Down.

The Purchase Price for each Draw Down Notice shall be equal to 87.5% of the lowest trading price during the Valuation Period [“Price Per Share”]. On the date that a Draw Down Notice is delivered to Blackbridge, the Company will deliver an estimated amount of shares to Buyer’s brokerage account equal to the investment amount indicated in the Draw Down Notice divided by 87.5% of the lowest trading price in the ten trading days immediately prior to the date of the Draw Down Notice (the “Estimated Shares”). Concurrently with the delivery of the Estimated Shares, Blackbridge will deliver the purchase price based  upon the number of Estimated Shares multiplied by the Price Per Share.

As used herein, the term “Valuation Period” shall mean ten trading days, commencing on the first trading day following delivery and clearing of the Draw Down Shares in Blackbridge’s brokerage account. If at the end of any Valuation Period, the number of Estimated Shares delivered is greater than the shares issuable pursuant to a Draw Down, the Blackbridge shall return to the Company the difference between the Estimated Shares and the actual number of shares issuable pursuant to the Draw Down. However, if at any time during the Valuation Period, the number of Estimated Shares is less than the shares issuable under the Draw Down, then the Company shall issue additional shares to Blackbridge equal to the difference.

Upon the execution of the Blackbridge Agreement, the Company issued to Blackbridge a Commitment Fee in the form of a Convertible Promissory Note in the amount of $150,000.00 (the “Note Commitment.” The Commitment Note is deemed to be fully earned as of the Closing Date, regardless of whether any Draw Downs are issued by the Company or settled hereunder.

If, after the date of this Prospectus, the Company enters into an agreement to sell its shares to a broker-dealer as principal and the broker-dealer is acting as an underwriter, we will need to file an amendment to the offering statement. We will need to identify the broker-dealer, provide required information on the plan of distribution, and revise the disclosures in that amendment, and file the agreement as an exhibit to the Registration Statement. Also, the broker-dealer would have to seek and obtain clearance of the underwriting compensation and arrangements from the FINRA Corporate Finance Department.

We are bearing all costs relating to the preparation of the Registration Statement under Securities Act of 1933, as amended, which are estimated at $150,000 inclusive of our legal and accounting fees, printing costs and filing and other miscellaneous fees and expenses of which the Company has paid approximately 50% as of  December 31, 2016.   In order to comply with the applicable securities laws of certain states, the securities will be offered or sold in those only if they have been registered or qualified for sale by ABCO.  No exemptions will be relied upon for qualification

DESCRIPTION OF BUSINESS

OVERALL STRATEGIC DIRECTION

The Company is in the Photo Voltaic (PV) solar systems industry, the LED and energy efficient lighting business and is an electrical product and services supplier.  The Company plans to build out a network of operations in major cities in the USA in order to establish a national base of PV suppliers, lighting suppliers and electrical service operations centers.  This combination of services, solar PV, lighting and electric, provides the company with a solid base in the electrical services business and a solid base in the growth markets of solar PV industry and the LED lighting industry.

OVERVIEW

As of September 30, 2016, we operated in Tucson and Phoenix Arizona. The Company plan is to expand to more locations in North America in the next year as funding becomes available. We believe that the solar and energy efficiency business functions better if the employees are local individuals working and selling in their own community. Our customers have indicated a preference for dealing with local firms and we will continue our focus on company-owned integrated product and services offices. Once a local firm is established, growth tends to come from experience, quality and name recognition. We remain committed to high quality operations.

DESCRIPTION OF PRODUCTS

ABCO sells and installs Solar Photovoltaic electric systems that allow the customer to produce their own power on their residence or business property.  These products, installed by our crews, are purchased from both USA and offshore manufacturers. We have available and utilize many suppliers of US manufactured and foreign manufactured solar products from such companies as Boviet Solar, Sunpower, , Canadian Solar, Westinghouse Solar and various other Chinese suppliers.  In addition, we purchase from a number of local and regional distributors whose products are readily available and selected for markets and price.  ABCO offers solar leasing and long term financing programs from several financial institutions and private investors to our ABCO customers and to other marketing and installation organizations.

ABCO also sells and installs energy efficient lighting products, solar powered street lights and lighting accessories.  ABCO contracts directly with manufacturers to purchase its lighting products which are sold to residential and commercial customers.

ABCO has Arizona statewide approval as a registered electrical services and solar products installer.  Our license is ROC 258378 electrical and we are fully licensed to offer commercial and residential electrical services and solar.     We have operated in New York State and completed projects through the use of contractors licensed in New York.  We have a New York business license, we are incorporated in New York and we intend to continue to do business in this state.  As in all states, we will comply with all licensing requirements of those jurisdictions.

AEFC is a wholly owned subsidiary of ABCO Energy.  AEFC provides funding for leases of photovoltaic systems.  AEFC finances its leases from cash payments from its own cash or from single payments or long term leases from lessors.  Long term leases recorded on the consolidated financial statements were $12,204 and $12,689 at September 30, 2016 and December 31, 2015 respectively. The aggregate total of leases receivable over the entire term including inputted interest at 8% internal rate of return is approximately $19,478 and $ 20,701 at September 30, 2016 and December 31, 2015 respectively.

COMPETITION

The solar power market itself is intensely competitive and rapidly evolving.  Price and available financing are the principal methods of competition in the industry.  Based upon these two criteria, our position in the industry is relatively small.  There is no competitive data available to us in our competitive position within the industry.  Our competitors have established market positions more prominent than ours, and if we fail to attract and retain customers and establish a successful distribution network, we may be unable to achieve sales and market share.  There are several major multi-national corporations that produce solar power products and participate in the solar development market place including, Suntech, Sunpower, First Solar, GE, Mitsubishi, Solar World AG and Sanyo.  Also, established integrators are growing and consolidating, including GoSolar, Sunenergy and Real Good Solar and we expect that future competition will include new entrants to the solar power market.  Further, many of our competitors are developing and are currently producing products based on new solar power technologies that may have costs similar to or lower than our projected costs.

COMPETITIVE ADVANTAGES

The Company believes that its key competitive advantages are:

1.	The ability to make decisions and use management’s many years of business experience to make the right decisions.
2.	Experience with National expansion programs by management.
3.	Experience with management of employee operated facilities from a central management office.
4.	Experience with multi-media promotional program for name recognition and product awareness.
5.	Alternative energy is a fast growing and popular industry that relates well to customers and current or future shareholders that recognize the market, products and business focus.

ADVANTAGES OF COMPETITORS OVER US

The Company believes the following are advantages of Competitors over us.

1.	Lager competitors have more capital.
2.	Larger companies have more experience in the market.
3.	Larger companies will get the larger contracts because of the level of experience.
4.	We have the same products but must pay more because of volume. This will be a price consideration in bidding competition.
5.	We are a small company that may not be able to compete because we do not have experience or working capital adequate to compete with other companies.

CURRENT BUSINESS FOCUS

We believe that we have developed very good promotional material and advertising products.  We have developed the key messages and promotional pieces that are relevant to our business and inexpensive to produce.   We have built an informative and interactive web site that will allow people to assess their requirements and partially build and price a system, much like the automobile dealers utilize. Additional sales promotion will increase when we have secured outside financing or increased sales through direct sales efforts. Readers should review our website at www.abcosolar.com. We have established a direct sales force to sell to Government agencies including State, Local and Federal resources and a separate division to call on the many American Indian governments in the US. This allows us to quote with our specifications, products and services on Requests for Proposals (RFP’s) that are issued by the Government Services Agency (GSA), Bureau of Indian Affairs (BIA) and other agencies.  By departmentalizing this opportunity, we get more information on projects than is available in the normal course of business.

ABCO will not manufacture its solar products. We will continue to be a sales and installation contractor with plans to enter the markets of major US and international cities. We will sell and use commercial off the shelf components. Initially this will include the solar panels and LED lighting products purchased to our specification. A strong alliance with a well-respected distributor will be the most conservative decision for the company at this time.

ABCO will not manufacture its solar voltaic (PV) products. We will continue to be a sales and installation contractor with plans to enter the markets of major US and international cities. We will sell and use commercial off the shelf components. Initially this will include the solar panels and LED lighting products purchased to our specification. A strong alliance with a well-respected distributor will be the most conservative decision for the company at this time.

ABCO will contract directly with manufacturers for it Solar Street Light products and will sell, install and maintain these products.  This product is considered to be an American Made product and therefore qualifies for various government funding programs.

Our business and the industry are reliant upon a number of state and federal programs to assist our customers in the acquisition of our products and services.  Such programs are the utility rebates paid directly to customers for wattage installations and the state and federal tax credit programs that allow a percentage of the actual cost of installations to be refunded in the form of tax credits.  Many states have mandated the utilities to collect funds from their customers for the payment of rebates.  All of these programs are listed on the website www.dsireusa.org.

Most of these programs are slated for expiration at differing times in the future.  The federal tax credit of 30% of installation cost will expire at the end of 2021. The customers benefit from the federal and state tax credits which pass through to the owners of the solar systems.  Investors often require the ownership to remain in their hands so that the tax credits can be passed through to them.  This results in a lesser amount to finance and a benefit to the lessee because it lowers the lease payments.  To the extent known, the curtailment or reduction of this tax credit will make a material change in our business and will very likely lower our sales prices and gross margins. Extension of the program or small reductions will probably not have a material effect on sales or gross margins because the suppliers will adjust to the new norm.  We again emphasize, we cannot predict any of the future or the outcome of unknowns. State rebate mandates and state tax credits are variable by state. All of these programs provide incentives for our customers that result in reduced cost.  The price of solar products has also been reduced drastically in the past two years which helping to balance the need for the subsidies.

The State of Arizona subsidies are not material to our programs at this time. Since the State of Arizona offers only $1,000 tax credit per residential installation and no utility rebates for residential or commercial installations, this amount of credit is not likely to negatively impact our business because it will not materially affect the price of the installation.  This amount currently represents less than 2% of the price of an average residential installation.  The commercial tax credit is 10% of the installation price and capped at $25,000. We have not found this credit to be an adequate incentive for a buyer of a solar project to make a purchase decision and if not available, in our opinion, most sales would not be affected.

CUSTOMER BASE
Referrals are important in any market and time in business makes the customer base grow. No customer represented a significant percentage of the Company’s total revenue in the fiscal year ended December 31, 2015 or 2016.  The company believes that the knowledge, relationships, reputation and successful track record of its management will help it to build and maintain its customer base.

EXPERIENCED MANAGEMENT
The Company believes that it has experienced management. ABCO’s principal, Charles O’Dowd, has eight years of experience in the sales and installation of solar products and more than forty years business experience.  Mr. O’Dowd has the ability and experience to attract and hire experienced and talented individuals to help manage the company.

Mr. Wayne Marx has very little solar experience, but he has been a member of the ABCO Board of Directors for six years.  He also has over 40 years of self-employed business experience   The Company believes that long term business experience is our most valuable management tool.

ABCO has several experienced and long term employees on staff with a number of years of experience in provision of electrical services including lighting and solar installations. The Company believes that the knowledge, relationships, reputation and successful track record of its management will help it to build and maintain its customer base.

FINANCIAL RESOURCES

ABCO’s development activities since inception have been financially sustained through the sale of equity and capital contribution from shareholders.  We will continue to source capital from the equity and debt markets in order to fund our plans for expansion if we are unable to produce adequate capital from operations.  There is no guarantee that the Company will be able to obtain adequate capital from these sources, or at all.

EMPLOYEES

The Company presently has 12 full-time employees, three (3) in management and two (2) in sales and the balance are in various labor crew positions. The Company anticipates that it will need to hire additional employees as the business grows. In addition, the Company may expand the size of our Board of Directors in the future.  Mr. O’Dowd devotes full time (40 plus hours) to the affairs of the Company.  No employees are represented by a union and there have not been any work stoppages.

IMPLICATIONS OF BEING AN EMERGING GROWTH COMPANY

We are an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012(“JOBS Act”).   For as long as we are an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 40(t) of the Sarbanes-Oxley Act (“SOX”) and reduced disclosure obligations regarding executive compensation in our periodic reports.

Under the JOBS Act, we will remain an “emerging growth company” until the earliest of:

•	The last day of the fiscal year during which we have total annual gross revenues of $1 Billion dollars;
•	The last day of the fiscal year following the fifth anniversary of completion of this offering;
•	The date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; and
•	The date on which we are deemed to be “large accelerated filer” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
•
We will qualify as a “large accelerated filer” as of the first day of the first fiscal year after we have (i) more than $700 million in accelerated common equity held by our non-affiliated and (ii) been public for at least 12 months, the value of our outstanding common equity will be measured each year on the last day of our second fiscal quarter.

The JOBS Act also provides that an “emerging growth company” can utilize the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revisited accounting standards.  However, we are choosing to “opt out” of such extended transition period, and, as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for companies that are not “emerging growth companies.”  Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

We are an “emerging growth company,” as defined in the JOBS Act.  For as long as we continue to be an “emerging growth company,” we may take advantage of exemptions from various reporting requirements that are applicable to either public companies that are not “emerging growth companies,” including not being required to comply with the auditor attestation requirements of Section 404 of SOX.  As an “emerging growth company” we are required to report fewer years of selected historical financial data than that reported by other public companies.  We may take advantage of these exemptions until we are no longer an “emerging growth company.”  We could be an “emerging growth company” for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our ordinary shares held by non-affiliates exceeds $700 million as of any June 30 (the end of our second fiscal quarter) in which case we would no longer be an “emerging growth company” as of the following December31 (our fiscal year end).  We cannot predict if investors will find our shares less attractive because we may rely on these exemptions.  If some investors find our shares less attractive as a result, there may be less active trading market for our shares and the price of our shares may be more volatile.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE FISCAL YEARS ENDED DECEMBER 31, 2015 AND 2014

RESULTS OF OPERATION

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes. This discussion and analysis contains certain statements that are not historical facts, including, among others, those relating to our anticipated financial performance for fiscal 2015 and 2014, cash requirements, and our expected operating office openings. Only statements which are not historical facts are forward-looking and speak only as of the date on which they are made.  Information included in this discussion and analysis includes commentary on company-owned offices and sales volumes. Management believes such sales information is an important measure of our performance, and is useful in assessing consumer acceptance of the ABCO Energy Business Model and the overall health of the Company.  All of our financial information is reported in accordance with U. S. Generally Accepted Accounting Principles (GAAP).  Such financial information should not be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP.

OVERVIEW

As of December 31, 2015, we operated in three locations in Arizona. The Company plan is to expand to more locations in North America in the next year. We believe that the solar and energy efficiency business functions better if the employees are local individuals working and selling in their own community.  Our customers have indicated a preference for dealing with local firms and we will continue our focus on company-owned integrated product and services offices. Once a local firm is established, growth tends to come from experience, quality and name recognition.  This will result in larger contracting jobs, statewide expansion and growth in revenue.  We remain committed to high quality operations.

Our operating results for the years ended December 31, 2015 and 2014 are presented below with major category details of revenue and expense including the components of operating expenses.

SUBSEQUENT EVENTS

Management has evaluated all subsequent events through the reporting period and there are none to report.

FISCAL YEAR ENDED DECEMBER 31, 2015 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 2014

Sales increased by $573,775 or 44% from 2014 to $1,889,435 in 2015 from $1,315,660 in 2014. Increased advertising, added sales persons and improvement in the commercial solar market contributed to our increase in sales for 2015.

Cost of sales increased by $229,737, or 21% to $1,311,084 in 2015 from $1,081,347 in 2014 due primarily to the increase in sales. The Company also changed its focus from residential installs to a commercial focus in order to meet changes in the market. Gross margin as a percentage of total sales increased to 29% in 2015 from 18% in 2014, primarily due to more efficient production and a sales mix shift to the higher profit and commercial market emphasis.

General and administrative expenses decreased by $104,824, or 13%, to $733,038 in 2015 from $837,862 in 2014 due primarily to budgetary reductions in sales force, public company expenses and advertising expenses in 2015.

LIQUIDITY AND CAPITAL RESOURCES

Our primary liquidity and capital requirements have been for carrying cost of accounts receivable and inventory during and after completion of contracts. This process can easily exceed 90 days and requires the contractor to pay all or most of the cost of the project without assistance from suppliers. Our working capital at December 31, 2015 was $(213,664) and it was $(252,457) at December 31, 2014. This decrease of $6,538 was primarily funded by our private equity offerings and was negatively affected by inventory increases and accounts receivable increases for the year ended December 31, 2015. Bank financing has not been available to the Company.

ABCO Energy has very little contracted lease obligations or long term debt. Our long term debt net of current portion totaled $5,292 at December 31, 2015 and $16,521 at December 31, 2014.  The Company owed Officers and Directors $69,944 and $60,000 respectively on demand notes.

STATEMENTS OF CASH FLOWS - DESCRIPTION OF STATEMENT

In financial accounting, the cash flow statement also known as a statement of cash flows is a financial statement that shows how changes in balance sheet accounts and income affect cash and cash equivalents, and breaks the analysis down to operating, investing and financing activities. Essentially, the cash flow statement is concerned with the flow of cash in and out of the business. The statement captures both the current operating results and the accompanying changes in the balance sheet.  As an analytical tool, the statement of cash flows is useful in determining the short-term viability of a company, particularly its ability to pay bills.

The cash flow statement reflects a firm’s liquidity.
The balance sheet is a snapshot of a firm’s financial resources and obligations at a single point in time.
The income statement summarizes a firm’s financial transactions over an interval of time.

These last two financial statements reflect the accrual basis accounting used by firms to match revenues with the expenses associated with generating those revenues.

The cash flow statement includes only inflows and outflows of cash and cash equivalents; it excludes transactions that do not directly affect cash receipts and payments. These non-cash transactions include depreciation or write-offs on bad debts or credit losses to name a few. The cash flow statement is a cash basis report on Nine types of financial activities: operating activities, investing activities, and financing activities. Non-cash activities are usually reported in footnotes.

The cash flow statement is intended to:
1.	Provide information on a firm’s liquidity and solvency and its ability to change cash flows in future circumstances
2.	Provide additional information for evaluating changes in assets, liabilities and equity
3.	Improve the comparability of different firms’ operating performance by eliminating the effects of different accounting methods
4.	Indicate the amount, timing and probability of future cash flows

The cash flow statement has been adopted as a standard financial statement because it eliminates allocations, which might be derived from different accounting methods, such as various timeframes for depreciating fixed assets.

STATEMENTS OF CASH FLOWS FOR DECEMBER 31, 2015 AND 2014

During the years ended December 31, 2015 and 2014 our net cash provided by operating activities was $(269,448) and $(490,210) respectively. Net cash provided by operating activities in the period ended December 31, 2015 and 2014 consisted primarily of net loss from operations adjusted for non-cash expenses and a decrease in accounts payable and accrued expenses.

Net cash provided by (used in) investing activities for the years ended December 31, 2015 and 2014 was $2,035 and $(29,724) respectively due to acquisitions of equipment and deposits on leased real estate. Net cash provided by financing activities for the years ended December 31, 2015 and 2014 was $282,344 and $452,881 respectively. Net cash provided by financing activities for 2015 and 2014 resulted primarily from the issuance of common stock. Cash flows from Financing Activities were reduced by legal and other costs of the SEC filings, preparation of S1 offering document, preparation of 144A bond issue documents and other offering expenses that aggregated a total of $58,616.

Since our inception on August 8, 2008 through December 31, 2015 we have incurred net losses of ($2,016,843). Our cash and cash equivalent balances were $40,035 and $25,104 as of December 31, 2015 and 2014 respectively. At December 31, 2015 we had total liabilities of $601,685 as opposed to $508,034 at December 31, 2014.  Higher volume of commercial construction has increased current supplier debt.

We plan to satisfy our future cash requirements – primarily the working capital required for the marketing of our services and to offset legal and accounting fees – by additional financing. This will likely be in the form of future debt or equity financing.  Based on our current operating plan, we have sufficient working capital to sustain operations for the short term if we do not expand our business. We will not however, be able to reach our goals and projections for multistate expansion without a cash infusion. We expect that our revenue will increase at a steady pace and that this volume of business will result in profitable operations in the future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS NINE MONTHS ENDED SEPTEMBER 30, 2016 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2015.

RESULTS OF OPERATIONS – OVERVIEW

Our discussion of operating results for the Nine months ended September 30, 2016 and September 30, 2015 are presented below with major category details of revenue and expense including the components of operating expenses.

Sales consist of photovoltaic products, electrical services and LED lighting products and installation during both periods for the three months ended September 30, 2016 and for the Nine months ended September 30, 2015.

Sales for the nine months ended September 30, 2016 were $512,075 as compared to $1,231,100 for the same nine months in 2015.  This is a decrease of $719,025 or 58% below the 2015 sales. The Solar sales revenue in 2016 and 2015 reflected seasonal and changing market conditions in the financing of solar installations and competition from the public utilities in the Arizona markets.  When the utilities in Arizona cancelled or substantially reduced the rebate programs, the financing or leasing companies that were able to reduce the financial requirements by accepting the rebates as partial payments were no longer able to make loans or leases that required no money down or longer terms for their finance products.  The public utilities also entered the home solar market with deeply discounted financing and have become our largest competitor. This severally reduced the opportunities for sales and reduced gross margins substantially.  Without available financing, the sales of solar products became even more difficult.  The prices of solar products were reduced in 2016 and 2015 to offset the reduction or elimination of rebates and the market has recovered from this time.  ABCO has worked diligently to overcome these changes by focusing on commercial applications and the increased interest of business and government in the LED lighting contracts.

Cost of sales was 121% of revenues in 2016 and 45% of revenues in 2015.   Gross margins were (21) % of revenue in 2016 and 65% of revenue for the Nine months of 2015.  During 2016 and 2015 we have been offering new products and have found our entry market prices for steel parking structures have added gross margins higher than usual because we use outside contractors for the entire projects.  Our gross profit reflects this decision and cost overruns have created these negative results.  We feel that we have made progress in entering the parking shade markets and that our gross margins will stabilize as growth lowers these margins in the future.

Total selling, general and administrative expenses were 110% of revenues in 2016 and 42% of revenues for the same period in 2015.  Net loss from operations for the nine month period ended September 30, 2016 was $(669,682) not including interest expense on all debt of $(93,252) as compared to the net income of $159,165 from operations for the same nine month period ended September 30, 2015.  Our other expenses for this period were higher by $394,73005 than the comparative period in 2015 due to the accrual of $227,726 of derivative interest liability for convertible debt and amortization of discount on convertible debt equal to $118,514. The interest expense during the period ended September 30, 2016 has expanded by $48,690 greater than in the period ended September 30, 2015 due mostly to the working capital provision of merchant loans and convertible debt.  This combination of factors increased the operating loss for the period ending September 30, 2016. Since our year to date revenues are lower than the previous year, this resulted in higher operating expenses as a percentage of total revenue.

As noted in previous paragraphs discussing market conditions, ABCO could not finish its backlog of work and expand into the markets of LED lights and commercial solar markets without maintaining staff, facilities and sales expenses.  When sales revenues fall, and expenses are not reduced in equal amounts or percentages, the result is an increase of the percentage of operating expenses to sales revenue.  Operating expenses for the two periods increased to accommodate our expansion of sales programs, but not in the same ratio as the reduction in sales. ABCO chose to maintain a level of expenses that would not cripple the Company’s future.

STATEMENTS OF CASH FLOWS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2015

During the Nine months ended September 30, 2016 our net cash used by operating activities was $(360,137) and comparatively the net cash used by operating activities in the nine months ended September 30, 2015 was $(127,252).  Net cash used by operating activities in the period ended September 30, 2016 consisted primarily of net loss from operations of $(1,108,974) for 2016 as compared to an income of $114,603 for 2015.  Derivative accrual accounted for $375,875 of this expense for the nine month period. Depreciation adjustments were of non-cash expenses were $9,886 and $8,573 for each year respectively.  The Company experienced an increase in accounts payable of $17,922 and a decrease of $135,352 for the year ended September 30, 2016 and 2015 respectively. In addition, cash received from billings in excess of costs on projects totaled $225,987. We also incurred substantial expenses and cost overruns for the commercial projects sold during the period ended September 30, 2016 as reflected in the nine months financial statements cost of sales.  Accounts receivable on contacts in process decreased by $115,230 during the period ended September 30, 2016 as compared to December 31, 2015 due to collections from commercial projects at the end of the period.

Net cash provided or (used) for investing activities for the periods ended September 30, 2016 and 2015 was $2,330 and $480 respectively due to receipt of principal on leases and equipment acquisitions.

Net cash provided by financing activities for the periods ended September 30, 2016 and 2015 was $334,256 and $179,783 respectively. Net cash provided by financing activities for 2016 and 2015 resulted primarily from the sale of common stock, loans from a financial institution and loans from a Director.  Proceeds from convertible notes accounted for $109,125 change to cash flow from financing activities. The total convertible debt received in the current nine month period  was $234,777,, as well as  $48,976 of institutional debt and $70,138 from officers and other related parties during the same period.   Any future conversions will increase the number of shares outstanding and the Stockholders Equity by the amount of the original investment.

THREE MONTHS ENDED SEPTEMBER 30, 2016 COMPARED TO THREE MONTHS ENDED SEPTEMBER 30, 2015.

Our discussion of operating results for the three months ended September 30, 2016 and September 30, 2015 are presented below with major category details of revenue and expense including the components of operating expenses.

Sales consist of photovoltaic products, electrical services and LED lighting products and installation during both periods for the three months ended September 30, 2016 and for the three months ended September 30, 2015.

Sales for the three months ended September 30, 2016 were $146,547 as compared to $610,317 for the same three months in 2015.  This is a decrease of $(463,770) or 76% below the 2015 sales. The Solar sales revenue in 2016 and 2015 reflected seasonal and changing market conditions in the financing of solar installations and competition from the public utilities in the Arizona markets.  When the utilities in Arizona cancelled or substantially reduced the rebate programs, the financing or leasing companies that were able to reduce the financial requirements by accepting the rebates as partial payments were no longer able to make loans or leases that required no money down or longer terms for their finance products.  This severally reduced the opportunities for sales and reduced gross margins substantially. The public utilities also entered the home solar market with deeply discounted financing and became the company’s largest competitor.  Without available financing, the sales of solar products became even more difficult.  The prices of solar products were reduced in 2016 and 2015 to offset the reduction or elimination of rebates and the market has recovered from this time, although gross margins have suffered dramatically.  ABCO has worked diligently to overcome these changes by focusing on commercial applications and the increased interest of business and government in the LED lighting contracts.

Cost of sales was 70% of revenues in 2016 and 19% of revenues in 2015.   Gross margins were 19% of revenue in 2016 and 81% of revenue for the three months of 2015.  During 2016 and 2015 we have been offering new products and have found our entry market prices for steel parking structures have added gross margins higher than usual because we use outside contractors for the entire projects.  Our gross profit reflects this decision.  It is apparent from the negative numbers in the gross margin in 2016, (21%) negative, as compared to 31% positive in 2015, that the Company has suffered from the under  estimation of costs and from cost overruns on large commercial jobs.  We feel that we have made progress in entering the parking shade markets and that our gross margins will stabilize as growth lowers these margins in the future.

Total selling, general and administrative expenses were 129% of revenues in 2016 and 31% of revenues for the same period in 2015.  Net loss from operations for the three month period ended September 30, 2016 was $(161,375) as compared to the net income of $299,860 for the same three month period ended September 30, 2015.  Our operating expenses for this period were lower by $1,814 than the comparative period in 2015. The interest expense during the period ended September 30, 2016 has expanded by $23,538 greater than in the period ended September 30, 2015 due mostly to the working capital provision of merchant loans and convertible debt.  Since our year to date revenues are lower than the previous year, this resulted in higher operating expenses as a percentage of total revenue.  Net income was $13,401 and $285,005 the three month period ended September 30, 2016 and 2015 respectfully, however, the 2016 period was affected by a reversal of $278,910 in derivative liability interest accrual expense.

As noted in previous paragraphs discussing market conditions, ABCO could not finish its backlog of work and expand into the markets of LED lights and commercial solar markets without maintaining staff, facilities and sales expenses.  When sales revenues fall, and expenses are not reduced in equal amounts or percentages, the result is an increase of the percentage of operating expenses to sales revenue.  Operating expenses for the two periods increased to accommodate our expansion of sales programs, but not in the same ratio as the reduction in sales. ABCO chose to maintain a level of expenses that would not cripple the Company’s future.

LIQUIDITY AND CAPITAL RESOURCES

Our primary liquidity and capital requirements have been for carrying cost of accounts receivable after completion of contracts.  The industry habitually requires the solar contractor to wait for the utility approval to be paid for the contracts. This process can easily exceed 90 days and sometimes requires the contractor to pay all or most of the cost of the project without assistance from suppliers. Our working capital at September 30, 2016 was $(1,156,033) and it was $(213,664) at December 31, 2015.  This decrease of $(942,369) was primarily due to losses from operations during the period ended September 30, 2016 and adjustments for possible future losses on derivative conversions of $485,000.  Bank financing has not been available to the Company but we have been able to increase our credit lines with our suppliers because of good credit.  There are no material covenants on our credit lines, normally due in 30 days, since they are standard in the industry and the balances vary on a daily basis. Most are personally guaranteed by the Officer of the Company.

We have been able to borrow an additional $70,138 from one of our Directors and other related parties to increase working capital during the period ended September 30, 2016 bringing the total borrowed from Directors, officers and others related parties to $140,082. There are no existing agreements or arrangement with any Director to provide additional funds to the Company.  These loans from Directors, Officers and other related parties are owed $25,928 in accrued interest at September 30, 2016.

PLAN OF OPERATIONS

Based on our current financial position, we cannot anticipate whether we will not have sufficient working capital to sustain operations for the next year if we do not raise additional capital.  We will not however, be able to reach our goals and projections for multistate expansion without a cash infusion.   We have been able to raise sufficient capital to sustain operations through the sale of our common shares and we have incurred substantial increases in debt from our trade creditors in the normal course of business.   Management will not expand the business until adequate working capital is provided.  Our ability to maintain sufficient liquidity is dependent on our ability to attain profitable operations or to raise additional capital. We have no anticipated timeline for obtaining neither additional financing nor the expansion of our business.  We will continue to keep our expenses as low as possible and keep our operations in line with available working capital as long as possible.  There is no guarantee that the Company will be able to obtain adequate capital from any sources, or at all.

PROPERTIES

The Company has paid security deposits on the three rented spaces it occupies for offices and warehouse which total $3,100 on December 31, 2015 and $4,945 on December 31, 2014.

ABCO leased a 1,200 square foot office and warehouse in an industrial park in Phoenix Arizona for a monthly rental of $1,254 which expired on February 28, 2016.  ABCO no longer rents space in the Phoenix market area buts continues to perform work with contractors and personnel from Tucson, Arizona office.

There is no lease on the Williams, Arizona property because this office is located in the office of a Director and no lease has been established.

On May 1, 2014, the Company rented office and warehouse space consisting of 2400 square feet of space at 2100 N. Wilmot #211, Tucson, Arizona 85712 on a two year lease.  A third lease extension for twelve months ending November 1, 2017was signed on November 1, 2016 and this lease has a forward commitment of $20,834 as of November 30, 2016. The Company considers these facilities adequate for current operations level and for substantial growth in the future.  Additional space is available in the current locations if needed.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the name and age of officers and directors as of  December 31, 2016.  Our Executive officers are elected annually by our board of directors.  Our executive officers hold their offices until they resign, are removed by the Board, or his successor is elected and qualified.  Both Mr. O’Dowd and Mr. Marx were members of the Board and Officers of the Company since July 1, 2011.

The Company’s Chief Executive Officer, President, and Director Mr. O’Dowd, and Wayne Marx, a Vice President and Director, are “Promoters” within the meaning of Rule 405 of Regulation C in that these individuals were instrumental in founding and organizing ABCO Energy, Inc.

Officer’s Name	Directors Name	Age	Officer’s Position	Appointment date
Charles O’Dowd	Charles O’Dowd	68	CEO, President, Secretary, Director	July 1, 2011
Wayne Marx	Wayne Marx	67	VP, Director	July 1, 2011

The Board of Directors consists of two individuals, Charles O’Dowd, CEO, President, and Director, and Mr. Wayne Marx, VP and Director. Both persons also served as Directors and Officers of the predecessor companies.  Biographies of the Executive Officers and Members of the Board of Directors are set forth below:

Charles O’Dowd, President, Secretary, Director
Mr. O’Dowd has six years of experience in the sales and installation of solar products and has spent the past 40 years in a marketing and sales career in real estate and business brokerage. He is well known in the business community throughout Arizona.  From 1975 to 2003, Mr. O’Dowd worked in the real estate industry as a Broker (residential & commercial), Loan Originator, Sales Manager of a 100 person real estate office, Project Manager (6700 N. Oracle) and Land Developer.  From 2003 through 2009 Mr. O’Dowd was VP of Operations and Director of the Southern Arizona Small Business Association.  He has worked full time for ABCO Energy since 2009.  He is a Graduate of the University of Arizona (BS, Political Science) and served as a City of Tucson Police Officer.  He has previously worked for The Colorado College, Tucson Airport Authority Police, and Arizona Air National Guard.  He has vast personal contacts in our market area and is director of sales and marketing for our company.

Wayne Marx, VP, Director.
Mr. Marx was the founder and owner of “Precision Outdoor Power”, power equipment retail and service provider in Tucson and Williams, Arizona.  Wayne has more than 40 years of business experience, mostly in retail and government services a self-employed individual and has been a provider of equipment to residential commercial and government users throughout his business career.  He has limited experience in the solar industry.  Mr. Marx presently brings a representation to our company for fire and emergency service organizations that he presently serves and has worked with for many years. Mr. Marx is Fire Chief for the Sherwood Forest Estates Fire District and Regional Fire Resource Coordinator for Coconino County Fire Department.  Mr. Marx joined the Fire District as Fire chief in 2003 and is still employed at this position full time.  Mr. Marx does not draw a salary or work as an employee for ABCO Energy at this time and serves as a Vice President without any compensation.

The Directors will hold office until the next annual meeting of the security holders following their election and until their successors have been elected and qualified. The Board of Directors appoints Officers. Officers hold office until the next annual meeting of our Board of Directors following their appointment and until successors have been appointed and qualified.

Family Relationships
There are no family relationships between any of our directors, executive officers or directors.

Involvement in Certain Legal Proceedings
During the past ten years, none of our officers, directors, promoters or control persons has been involved in any legal proceedings as described in Item 401(f) of Regulation S-K.

Code of Ethics
We have a Code of Ethics in place for the company.  The Company seeks advice and counsel from outside experts such as our lawyers and accountants on matters relating to corporate governance and financial reporting.

INTERESTS OF NAMED EXPERTS AND COUNSEL
No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries.

DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify our directors and officers from and against certain claims arising from or related to future acts or omissions as a director or officer of the Company.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of North Bay Resources Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered) we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXPERTS

The audited financial statements included in this prospectus and elsewhere in the Registration Statement for the fiscal years ended December 31, 2014 have been audited by RSJM, LLP. The audited financial statements for the fiscal year ended December 31,2015, included herein, have been audited by Thayer-O’Neal Company, LLC.  The reports of L. L. Bradford and RBSM, LLP are included in this prospectus in reliance upon the authority of these firms as experts in accounting and auditing.

VALIDITY OF SECURITIES

The opinion regarding validity of the shares offered herein has been provided by the Law Offices of Brian Simon and has been filed with the Registration Statement. Mr. Simon’s address is 10633 Eastborne Ave, Suite 302, Los Angeles, CA 90224.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following tables set forth certain information regarding beneficial ownership of our securities as of December 31, 2016 by (i) each person who is known by us to own beneficially more than five percent (5%) of the outstanding shares of each class of our voting securities, (ii) each of our directors and executive officers, and (iii) all of our directors and executive officers as a group. We believe that each individual or entity named has sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted.
Name	Title of Securities	Amount owned	Percentage of class(1)
Charles O’Dowd	Common	400,000	.015%
Wayne Marx	Common	100,000	.004%
All Officers, Directors and 5% Shareholders – As a Group	Common	500,000.019%

 (1) Based on 26,871,876 post shares outstanding at December 31, 2016.

AUDIT COMMITTEE

The Audit Committee for the Company currently consists of the two members of the Board which acts in such capacity and will do so for the immediate future due to the limited size of the Board. The Company intends to increase the size of its Board in the future, at which time it may appoint a separate Audit Committee.

The Audit Committee will be empowered to make such examinations as are necessary to monitor the corporate financial reporting and the external audits of the Company, to provide to the Board of Directors (the “Board”) the results of its examinations and recommendations derived there from, to outline to the Board improvements made, or to be made, in internal control, to nominate independent auditors, and to provide to the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require Board attention.

COMPENSATION COMMITTEE

The Company does not presently have a Compensation Committee and the Board acts in such capacity and will do so for the immediate future due to the limited size of the Board. The Company intends to increase the size of its Board in the future, at which time it may appoint a Compensation Committee.

The Compensation Committee will be authorized to review and make recommendations to the Board regarding all forms of compensation to be provided to the executive officers and directors of the Company, including salary, stock compensation and bonus compensation to all employees.

NOMINATING COMMITTEE

The Company does not have a Nominating Committee and the full Board acts in such capacity.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934 (“1934 Act”) requires that the Company’s directors and executive officers and persons who beneficially own more than ten percent (10%) of a registered class of its equity securities, file with the SEC reports of ownership and changes in ownership of its common stock and other equity securities. Executive officers, directors, and greater than ten percent (10%) beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports that they file. Messrs. Charles O’Dowd and Wayne Marx, the officers and directors of the Company, are current under their filing requirements under Section 16 (a) of the 1934 Act.

REMUNERATION OF DIRECTORS AND OFFICERS

Summary Compensation Table

The following table sets forth certain summary information concerning the cash and non-cash compensation awarded to, earned by, or paid to Charles O’Dowd, our President and Chief Executive Officer, and Wayne Marx our Vice President and Secretary for the fiscal years ended December 31, 2015 and 2014.  These two officers are referred to as the “named executive officers” in this proxy statement.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards (1) ($)	All Other Compensation (2) ($)	Total Compensation ($)
Charles O’Dowd	2015	$52,000		500,000	$5,000	$57,000
President & CEO	2014	$52,000				$52,000

Wayne Marx	2015	0				0
VP, Director	2014	0				0

(1)
Amounts shown represent the FASB ASC Topic 718 grant date fair value of options granted during 2015.  See note 13 to the consolidated financial statements included with the 2015 Form 10-K for a discussion of the assumptions used in the valuation of stock-based compensation awards.

(2)	Represents bonus payments under the Company’s informal executive incentive Equity Incentive Plan. See “2015 Stock Option and Equity Incentive Plan” below.

Mr. O’Dowd received an annual salary of $52,000 per year.  Mr. O’Dowd was employed in January, 2009 and works full time for the Company.

Mr. Marx has not received any compensation for his services to the Board of Directors and no arrangements have been made to do so, at this time.  It is anticipated that his remuneration for calendar 2016 will remain the same as fiscal 2015.

There is no family relationship between any of the current officers or directors of the Company.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information on outstanding option and stock awards held by the named executive officers of the Company at December 31, 2016, including the number of shares underlying both exercisable and un-exercisable portions of each stock option as well as the exercise price and the expiration date of each outstanding option.

Outstanding Equity Awards at Fiscal Year-End
Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options un-exercisable (#) (1)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date
Charles O’Dowd	500,000	0	$.001	01/01/2016	01/01/2021

Wayne Marx	None	None	None	None	None

(1)	All options vest 20% per year beginning on the first anniversary of their grant date.
(2)	For a description of the Equity Incentive Plan, please refer to page 29 below, “Form of Equity Incentive Plan”.

In the aggregate of 865,000 stock awards are outstanding under the Equity Incentive Plan as of December 31, 2016.

The  Stock Option Awards have been issued to 2 employees at an exercise price of $0.001 per share expiring on 1/21/21. The outstanding  Stock Awards were issued to 4 consultants.

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS; LITIGATION

At present, we do not have employment agreements with any of our Executive officers.  There is no pending litigation or proceeding to which the Company is a party that may materially affect the business or its assets. The Company is not subject to any adverse order, judgment or decrees entered in connection with the offering by the regulatory authorities in each state; by any court; or by the Securities and Exchange Commission.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Other than as disclosed below, during the last two fiscal years, there have been no transactions, or proposed transactions, which have materially affected or will materially affect us in which any director, executive officer or beneficial holder of more than 5% of the outstanding common, or any of their respective relatives, spouses, associates or affiliates, has had or will have any direct or material indirect interest. We have no policy regarding entering into transactions with affiliated parties.

Any future material transactions and loans will be made or entered into on terms that are no less favorable to the Company that those that can be obtained from unaffiliated third parties.  Any forgiveness of loans must be approved by a majority of the Company’s independent directors who do not have an interest in the transactions and who have access, at the Company’s expense, to Company’s or independent counsel.  Until the Company has more than two directors, this policy will not be in effect.

Officers, directors and other related individual’s loans are demand notes totaling $100,501 as of September 30, 2016 and $69,944 as of December 31, 2015. The total consists of two notes from Officer/Directors.

The following table indicates the balances due on demand notes and the accrued interest on these notes.

Name	Position	Amount due 9-30-16	Accrued interest due
Charles O’Dowd	President, CEO, Director	$40,501	$3,772
Wayne Marx	VP, Director	$60,000	$18,061

The Charles O’Dowd note was increased by $30,557 during the current period, which increased the total note to $40,501 as of September 30, 2016.  The note is an unsecured demand note and bears interest at 12% per annum. This note had an interest charge of $1,225 for the current period and $3,772 accrued and unpaid at September 30, 2016. An additional loan of $33,000 was made by this officer in October, 2016.  The note is a demand note which bears interest at the rate of 12% per annum.  Mr. O’Dowd is now owed a total of $73,501 plus interest.

The Wayne Marx note in the amount of $60,000 provides for interest at 12% per annum and is unsecured.  This note resulted in an interest charge of $1,815 for current period and $18,061 accrued and unpaid at September 30, 2016.

Charles O’Dowd, CEO, President and Director of the Company and Wayne Marx, Vice President and Director of the Company are each “Promoters” as defined in Rule 405 of Regulation C.  In 2009 Mr. O’Dowd received his 400,000 shares of Company stock in exchange for services rendered which were valued at $4,000 and Mr. Marx purchased his 100,000 shares for a cash payment of $50,000 in 2010.

OTHER MATTERS

On September 15, 2015, The Company entered into Engagement Agreement with Adamas Fund, LLC, as advisor [“Advisor”] which contemplates issuance of a minimum of   $3,000,000 in principal amount of Notes (“Notes”) to be issued in a Rule 144A Bond offering under the Securities Act of 1933, as amended. The terms and conditions of the Notes are subject to change but generally the term of the Notes will be ten (10) years from the date of issuance.   There will be no interest payments made on the Notes for the first two years they are outstanding.  For years three through ten there will be scheduled annual interest payments at the rate of 6.5% per annum, until the Notes become due in October 2027.  The Notes may be convertible into shares of the common stock of the Company.  The Notes will not become convertible until after the Notes have been outstanding for three to five years.  No transactions have taken place on this Engagement Agreement.

The Notes are unsecured and will rank pari parsu with all other outstanding unsecured debt of the Company.  The Notes will be redeemable under certain circumstances either on stated dates and/or at the option of the Company or the Noteholders upon written notice.

Application may be made to the UK Listing Authority or the Deutsche Borse to admit the Notes for trading on their respective markets.  Certain restrictions may apply to the offer, sale and transfer of the Notes in the US, EUC, including the UK, Australia and Japan. It is contemplated that the Notes will be initially issued in January 2017 and will be offered and sold through foreign broker-dealers primarily in England and Germany.

The Advisor will be paid a fee of $150,000 in two installments of $75,000 for advisory services rendered in connection with the issuance of the Notes. The first payment is payable in 37,500 shares of free trading common stock on or about October 15, 2015, at a price of $0.20 per share. The second payment was made in the form of cash in the amount of $27,500 in full payment in lieu of the send payment of 37,500 shares.  The initial payment of 37,500 shares, have been registered under the Securities Act of 1933, as amended, under a Form S-1 Regulation Statement which became effective November 6, 2015.  The Notes are currently being marketed by the Company through independent brokers.

During the period from October 1, 2016 through December 31, 2016, the Company issued 18,168,987 pre-split (1,816,898 post split) shares of common stock and received or credited gross proceeds of $292,565. The expenses of the offering totaled $157,944.  The net proceeds were used for working capital, corporate expenses, legal fees and public company expenses.

On September 2, 2016, the Company entered into a Consulting Agreement [“CA”]  with Benchmark Advisory Partners (“Consultant”) which became effective  on September 30, 2016 and which  provides for Consultant to perform financial and business consulting services and other related activities, including, but not limited to, the introduction to the Company of public company services, capital resources, investor relation resources and legal and accounting services who may be of able to provide equity and debt financing. The CA has a six month term expiring on March 31, 2016.  In consideration for rendering such services, on September 30, 2016, Consultant was paid a consulting fee consisting of 150,000 restricted shares of common stock.

Effective September 30, 2016, the Company entered into a Consulting Agreement (“CA”) with Joshua Tyrell (“Tyrell”) which provides for Tyrell to assist in various business development activities on behalf of the Company, including but not limited to realizing new business opportunities.  In consideration for rendering such services, Tyrell was issued 1,500,000 free trading shares of Company common stock.  The CA has a six month term expiring on March 31, 2017.  On November 7, 2016 and on November 30, 2016, the CA was amended to provide for the payment of an additional 6,300,000 and 5,000,000 free-trading shares, respectively, to Tyrell for services rendered due to the huge trading volume of the derivative conversions and to extend the term of the CA to 12 months ending on November 7, 2017

From October 7, 2016 through December 31, 2016, the Company issued an aggregate of 198,727,390 pre-split (19,872,729 post split) shares of its common stock upon conversions of six different convertible notes at conversion prices ranging from $0.0015 to $0.0047 per share.  As a result of such issuances, all six [6] of the notes have paid in full as of that date.

The Company has entered into Securities Purchase Agreement with Blackbridge Capital, LLC, a Delaware limited liability company, operating out of New York, New York (“Blackbridge”) whereby Blackbridge has agreed to purchase up to $5,000,000 worth of shares of the Company’s common stock.  The Company has agreed to file a Registration Statement to register such shares for sale to Blackbridge.  In addition, the Company has issued [i] a convertible promissory note to Blackbridge pursuant to the Securities Purchase Agreement equal to $150,000 as a commitment fee (the “Blackbridge Note”), [ii] a $100,000 Convertible Note to Blackbridge to cover the expenses to be incurred for the preparation and filing of the Registration Statement and related matters (“Expenses Note”).  The shares of common stock issuable upon conversion of the Blackbridge Note and the Expenses Note are being registered under the Registration Statement.  Per the terms of the Blackbridge Note and the Expenses Note, Blackbridge has the right to convert any or all of the both of these Notes into common stock of the Company either as restricted stock or free-trading shares upon the effectiveness of the Registration Statement.

The Board of Directors of the Company has approved a reverse stock split of its common stock, at a ratio of 1-for-10 (the “Reverse Stock Split”).  The Reverse Stock Split is being done  in accordance with the Company’s obligation to effect a reverse stock split of the Common Stock to facilitate the consummation of the Securities Purchase Agreement with Blackbridge Capital, LLC, effective September 30, 2016, pursuant to which Blackbridge agreed to purchase up to $5,000,000 worth of shares of the Company’s common stock.  See the Company’s Form 8-K filed with the SEC on November 29, 2016. The Reverse Stock Split becomes effective with FINRA (the Financial Industry Regulatory Authority) and in the marketplace at the open of business on January 13, 2017 (the “Effective Date”), whereupon the shares of common stock began trading on a split adjusted basis.  On the Effective Date, the Company’s trading symbol was changed to “ABCED” for a period of 20 business days, after which the “D” will be removed from the Company’s trading symbol, which will revert to the original symbol of “ABCE”.  In connection with the Reverse Stock Split, the Company’s CUSIP number will change to 00287V2043.  On the Effective Date, the total number of shares of the Company’s Common Stock held by each stockholder will be converted automatically into the number of whole shares of Common Stock equal to (i) the number of issued and outstanding shares of Common Stock held by such stockholder immediately prior to the Reverse Stock Split, divided by (ii) 10.  No fractional shares will be issued, and no cash or other consideration will be paid.  Instead, the Company will issue one whole share of the post-Reverse Stock Split Common Stock to any stockholder who otherwise would have received a fractional share as a result of the Reverse Stock Split

As a result of the Reverse Stock Split the number of authorized shares of common stock was reduced to 50,000,000 from 500,000,000 shares.  The Company intends to call a Special Meeting of Stockholders in the near future to authorize an amendment to the Articles of Incorporation to increase the authorized capital to 1,000,000,000 common shares and 100,000,000 preferred shares.
LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse effect on our business, consolidated financial condition, or operating results.

MARKET PRICE OF COMMON STOCK AND RELATED STOCKHOLDER MATTERS

A VERY LIMITED MARKET FOR OUR SHARES

Our shares were listed on the OTCQB Market under the symbol ABCE.   As of January 13, 2017, the shares were last quoted at $0.0235 per share. On this date, the Company had approximately 191 shareholders of record.  On July 20, 2013, OTC Markets, Inc. de-listed the shares to the grey market, however, the requirements for the OTCQB Market have been met and ABCO’s Form 15c211 was declared effective by FINRA on July 31, 2015.

The OTC Market Board® is maintained by the National Association of Securities Dealers (the NASD, now known as the Financial Industry Regulatory Authority (FINRA)). The securities traded on the Bulletin Board are not listed or traded on the floor of an organized national or regional stock exchange. Instead, these securities transactions are conducted through a telephone and computer network connecting dealers in stocks. Over-the-counter stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

A purchaser of our shares may not be able to resell the shares. Broker-dealers may be discouraged from effecting transactions in our shares because they will be considered penny stocks and will be subject to the penny stock rules. Upon becoming a reporting company, Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended, impose sales practice and disclosure requirements on FINRA brokers-dealers who make a market in a “penny stock.” A penny stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share. Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer’s account and information with respect to the limited market in penny stocks.  The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market, assuming one develops.

DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

Capital Stock

We are currently authorized to issue an aggregate number of 50,000,000 shares of common capital stock, $0.001 par value per share.
As a result of the Reverse Stock Split the number of authorized shares of common stock was reduced to 50,000,000 from 500,000,000 shares.  The Company intends to call a Special Meeting of Stockholders in the near future to authorize an amendment to the Articles of Incorporation to increase the authorized capital to 1,000,000,000 common shares and 100,000,000 preferred shares.
The Corporation is authorized to issue more than one class or series of stock, and the Board of Directors of the corporation, in accordance with Section 78.195 of the General Corporation Law of the State of Nevada, is vested with authority to prescribe the name, price, classes, series, and the number of each class or series of stock and the voting powers, designations, preferences, limitations, restrictions, and relative rights of each class series of stock.  This corporation shall have one or more classes or series of stock that together (a) have voting rights and (b) are entitled to receive the net assets of the corporation upon dissolution.  All shares of stock shall be fully paid and non-assessable.

As of January 13, 2017, there were 26,871,876 post reverse split shares issued and outstanding at a par value of $0.001 per share. Each share of common stock shall have one (1) vote per share for all purposes. The holders of a majority of the shares entitled to vote, present in person or represented by proxy shall constitute a quorum at all meetings of our shareholders. Our capital stock does not provide a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our capital stock holders are not entitled to cumulative voting for election of the board of directors.

Holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefore, as well as any distributions to the security holder.  We have never paid cash dividends on our common stock, and do not expect to pay such dividends in the foreseeable future.

In the event of a liquidation, dissolution or winding up of our company, holders of capital stock are entitled to share ratably in all of our assets remaining after payment of liabilities. Holders of capital stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the capital stock.

Preferred Stock

We are authorized to issue shares of preferred stock.  The preferred stock may be divided into any number of series as our directors may determine from time to time. Our directors are authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly issued series of preferred stock, and to fix the number of shares of any series of preferred stock and the designation of any such series of preferred stock. As of the date of this filing, we do not have any preferred shares issued and outstanding.

Dividends

We have not paid any cash dividends to our common stock shareholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants and Options

There are no outstanding warrants to purchase our securities. There are no outstanding stock options to purchase our securities other than those hereinabove described.

Stock Transfer Agent

Our transfer agent is VStock Transfer, Inc., 18 Lafayette Place, Woodmere, NY 11598, telephone number 212-820-8436.

ABCO ENERGY, INC.

TABLE OF CONTENTS FOR CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Board of Directors and

Stockholders of ABCO Energy Inc.

We have audited the accompanying consolidated balance sheets of ABCO Energy, Inc. (the “Company”) as of December 31, 2015 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ABCO Energy, Inc. as of December 31, 2015 and the results of its operations, stockholders’ equity, and cash flows for the year ended December 31, 2015, in conformity accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered losses from operations, which raise substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Thayer O’Neal Company LLC

Sugar Land, Texas

April 8, 2016

 Report of Independent Registered Public Accounting Firm

To the Board of Directors and
Stockholders of ABCO Energy Inc.

We have audited the accompanying consolidated balance sheet of ABCO Energy, Inc. (the “Company”) as of December 31, 2014, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the year ended December 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ABCO Energy, Inc. as of December 31, 2014 and the results of its operations, stockholders’ equity, and cash flows for the year ended December 31, 2014, in conformity accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered losses from operations, which raise substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ RBSM LLP

Henderson, Nevada
June 25, 2015

ABCO ENERGY, INC.
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2015 and 2014

All common share information on the following financial statements and footnotes to financial statements has been restated to post reverse 1 for 10 stock split.

ASSETS	December 31, 2015	December 31, 2014
Current Assets
Cash	$40,035	$25,104
Accounts receivable on completed projects	39,100	164,706
Costs and estimated earnings in excess of billings on contracts in progress	252,339	-
Inventory	51,255	49,245
Total Current Assets	$382,729	$239,055
Fixed Assets
Vehicles, office furniture & equipment – net of accumulated depreciation	42,511	57,800
Other Assets
Investment in long term leases	12,689	13,293
Security deposits	4,945	7,235
Total Other Assets	17,634	20,528
Total Assets	$442,874	$317,383

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$410,623	$352,653
Current portion of long term debt	4,048	38,308
Notes payable – other	111,778	40,552
Notes payable – related parties	69,944	60,000
Total Current Liabilities	596,393	491,513

Long term debt, net of current portion	5,292	16,521
Total Liabilities	601,685	508,034

Stockholders’ Deficit:
Common stock, 50,000,000 shares authorized, $0.001 par value, 3,062,106 and 2,369,568 outstanding at December 31, 2015 and 2014, respectively.	30,621	23,695
Additional paid-in capital	1,827,411	1,587,674
Accumulated deficit	(2,016,843)	(1,802,020)
Total Stockholders’ Deficit	(158,811)	(190,651)
Total Liabilities and Stockholders’ Deficit	$442,874	$317,383

See accompanying notes to the consolidated financial statements.

ABCO ENERGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2015 and 2014

	2015	2014

Revenues	$1,889,435	$1,315,660

Cost of Sales	1,311,084	1,081,347

Gross Profit	578,351	234,313

Operating Expenses:

Selling, General & Administrative	733,038	837,862

Loss from operations	(154,687)	(603,549)

Other expenses

Interest on notes payable	60,136	33,638

Loss before provision for income taxes	(214,823)	(637,187)

Provision for income tax	-	-

Net loss	$(214,823)	$(637,187)

Net loss Per Share (Basic and Fully Diluted)	$(0.01)	$(0.03)

Weighted average number of common shares used in the calculation	2,734,867	2,026,705

See accompanying notes to the consolidated financial statements.

ABCO ENERGY, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

	Common Stock		Additional		Total
	Shares	Amount $0.001Par	Paid in Capital	Accumulated Deficit	Stockholders’ Deficit

Balance at December 31, 2013	1,776,858	$17,768	$1,244,520	$(1,164,833)	$97,455

Common shares issued under private placement offering net of expenses	592,710	5,927	371,154	-	377,081

Legal & administrative expense- public offering	-	-	(28,000)	-	(28,000)

Net (loss) for the period	-	-	-	(637,187)	(637,187)

Balance at December 31, 2014	2,369,568	$23,695	$1,587,674	$(1,802,020)	$(190,651)

Common shares issued under private placement offering - net of expenses	692,538	6,926	298,353	-	305,279

Legal & administrative expense- public offering	-	-	(58,616)	-	(58,616)

Net (loss) for the period	-	-	-	(214,823)	(214,823)

Balance at December 31, 2015	3,062,106	$30,621	$1,827,411	$(2,016,843)	$(158,811)

See accompanying notes to the consolidated financial statements.

ABCO ENERGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2015 and 2014

	2015	2014
Cash Flows From Operating Activities:
Net loss	$(214,823)	$(637,187)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	16,148	13,538
Changes in operating assets and liabilities:
Accounts receivable	124,606	(83,288)
Costs and estimated earnings in excess of billings on contracts in progress	(251,339)	-
Inventory	(2,010)	(10,870)
Other current assets	-	(8,456)
Accounts payable and accrued expenses	57,970	236,053
Net cash used in operating activities	(269,448)	(490,210)

Cash Flows From Investing Activities:
Purchase of vehicles, furniture & equipment	(859)	(27,679)
Product and lease deposits	2,894	(2,045)

Net cash provided by (used for) investing activities	2,035	(29,724)

Cash Flows From Financing Activities:
Notes payable – other	71,226	40,552
Proceeds from long term debt	-	54,829
Payments on long term debt	(45,489)	8,419
Proceeds of related party notes payable	9,944	-
Proceeds from sale of common stock – net of expenses	246,663	349,081

Net cash provided by financing activities	282,344	452,881

Net increase (decrease) in cash	14,931	(67,053)
Cash, beginning of period	25,104	92,157
Cash, end of period	$40,035	$25,104

Supplemental disclosures of cash flow information:
Cash paid for interest	$60,136	$33,638

See accompanying notes to the consolidated financial statements.

ABCO ENERGY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2015 and 2014

Note 1 Overview and Description of the Company

ABCO Energy, Inc. was organized on July 29, 2004 and operated until July 1, 2011 as Energy Conservation Technologies, Inc. (ENYC).  On July 1, 2011 ENYC entered into a share exchange agreement (SEA) with ABCO Energy and acquired all of the assets of ABCO.  ENYC changed its name to ABCO Energy, Inc. on October 31, 2011.  As a result of the SEA, the outstanding shares of ENYC as of June 30, 2011 were restated in a one for twenty three (1 for 23) reverse division prior to the exchange to approximately 9% of the post-exchange outstanding common shares.

The Company now has 50,000,000 common shares authorized and no preferred shares are currently authorized or issued as of the date of this report.

The Company is in the Photo Voltaic (PV) solar systems industry and is an electrical product and services supplier.  The Company plans to build out a network of operations in major cities in the USA in order to establish a national base of PV suppliers, lighting suppliers and electrical service operations centers.  This combination of services, solar and electric, provides the company with a solid base in the standard electrical services business and a solid base in the growth markets of solar systems industry.

OVERVIEW

As of December 31, 2015, we operated in 3 locations in Arizona.  The Company plan is to expand to more locations in North America in the next year as funding becomes available. We believe that the solar and energy efficiency business functions better if the employees are local individuals working and selling in their own community. Our customers have indicated a preference for dealing with local firms and we will continue our focus on company-owned integrated product and services offices. Once a local firm is established, growth tends to come from experience, quality and name recognition. We remain committed to high quality operations.

DESCRIPTION OF PRODUCTS

ABCO sells and installs Solar Photovoltaic electric systems that allow the customer to produce their own power on their residence or business property.  These products, installed by our crews, are purchased from both USA and offshore manufacturers. We have available and utilize many suppliers of US manufactured solar products from such companies as Sunpower, UpSolar, Mage, Siliken Solar, Westinghouse Solar, Schuco and various Chinese suppliers.  In addition, we purchase from a number of local and regional distributors whose products are readily available and selected for markets and price.  ABCO offers solar leasing and long term financing programs from UP solar, Sunpower, Suncap and AEFC that are offered to ABCO customers and other marketing and installation organizations.

ABCO also sells and installs energy efficient lighting products, solar powered street lights and lighting accessories.  ABCO contracts directly with manufacturers to purchase its lighting products which are sold to residential and commercial customers.

ABCO has Arizona statewide approval as a registered electrical services and solar products installer.  Our license is ROC 258378 electrical and we are fully licensed to offer commercial and residential electrical services and solar.

The ABCO subsidiary, Alternative Energy Finance Corporation, (AEFC) a Wyoming Company provides funding for leases of photovoltaic systems.  AEFC financed its owned leases from its own cash and now arranges financing with funds provided by other lessors.   AEFC has not completed any new leases since 2011, but intends to do so as cash becomes available.

Note 2 Summary of significant accounting policies

Critical Accounting Policies and Use of Estimates

These financial statements consist of the consolidated financial positions and results of operations of both the parent, ABCO Energy, Inc. and the subsidiary companies.  In the opinion of Management, all adjustments necessary for a fair statement of results for the fiscal years presented have been included.  These financial statements have been prepared in accordance with generally accepted accounting principles (GAAP) generally accepted in the United States of America.

GAAP requires the Company to make estimates and judgments that affect the reported amounts of assets. On an on-going basis, the Company evaluates its estimates and judgments, including those related to revenue recognition, inventories, adequacy of allowances for doubtful accounts, valuation of long-lived assets, income taxes, equity-based compensation, litigation and warranties.  The Company bases its estimates on historical and anticipated results and trends and on various other assumptions that the Company believes are reasonable under the circumstances, including assumptions as to future events.

The policies discussed below are considered by management to be critical to an understanding of the Company’s financial statements.  These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent for other sources.  By their nature, estimates are subject to an inherent degree of uncertainty.  Actual results may differ from those estimates.

Cash and Cash Equivalents
There are only cash accounts included in our cash equivalents in these statements.  For purposes of the statement of cash flows, the Company considers all short-term securities with a maturity of three months or less to be cash equivalents. There are no short term cash equivalents reported in these financial statements.

Property and Equipment
Property and equipment are to be stated at cost less accumulated depreciation.  Depreciation is recorded on the straight-line basis according to IRS guidelines over the estimated useful lives of the assets, which range from three to ten years.  Maintenance and repairs are charged to operations as incurred.

Revenue Recognition
The Company generates revenue from sales of solar products, LED lighting, installation services and leasing fees. During the last fiscal year the company had product sales as follows:

Sales Product and Services Description	2015		2014
Solar PV residential and commercial sales	$1,827,361	97%	$1,160,296	88%
Solar thermal residential -commercial	0	0%	11,112	1%
ABCO LED & energy efficient lighting	59,964	3%	143,783	11%
Interest Income	2,110	0%	469	0%
Total revenue	$1,889,435	100%	$1,315,660	100%

The Company recognizes product revenue, net of sales discounts, returns and allowances, in accordance Securities and Exchange Commission Staff Accounting Bulletin No. 104, “Revenue Recognition” (“SAB No. 104”) and ASC 605. These statements establish that revenue can be recognized when persuasive evidence of an arrangement exists, delivery has occurred and all significant contractual obligations have been satisfied, the fee is fixed or determinable, and collection is considered probable.

Our revenue recognition is recorded on the percentage of completion method for sales and installation revenue and on the accrual basis for fees and interest income.  We recognize and record income when the customer has a legal obligation to pay.  All of our revenue streams are acknowledged by written contracts for any of the revenue we record.  There are no differences between major classes of customers or customized orders.  We record discounts, product returns, rebates and other related accounting issues in the normal business manner and experience very small number of adjustments to our written contractual sales.  There are no post-delivery obligations because warranties are maintained by our suppliers. Our lease fees are earned by providing services to contractors for financing of solar systems.  Normally we will acquire the promissory note (lease) on a leased system that will provide cash flow for up to 20 years.  Interest is recorded on the books when earned on amortized leases.

Accounts Receivable and work-in-progress
The Company recognizes revenue upon delivery of product to customers and does not make bill-and-hold sales.  Contracts spanning reporting periods are recorded on the percentage of completion method, based on the ratio of total costs to total estimated costs by project, for recognition of revenue and expenses.  Accounts receivable includes fully completed and partially completed projects and partially billed statements for completed work and product delivery.

Inventory
The Company records inventory of construction supplies at cost using the first in first out method.

Income Taxes
The company has net operating loss carryforwards as of December 31, 2015 totaling approximately $1,950,745. A deferred tax benefit of approximately $663,000 has been offset by a valuation allowance of the same amount as its realization is not assured.

Due to the current uncertainty of realizing the benefits of the tax NOL carry-forward, a valuation allowance equal to the tax benefits for the deferred taxes has not been established. The full realization of the tax benefit associated with the carry-forward depends predominately upon the Company’s ability to generate taxable income during future periods, which is not assured.

The NOL carryforward expires according to the following schedule:

Year Ending December 31:	Amount
2035	$214,823
2034	$635,517
2033	$622,474
2032	$164,119
2031	$182,908
2030	$130,897

Fair Values of Financial Instruments
ASC 825 requires the Corporation to disclose estimated fair value for its financial instruments.  Fair value estimates, methods, and assumptions are set forth as follows for the Corporation’s financial instruments.  The carrying amounts of cash, receivables, other current assets, payables, accrued expenses and notes payable are reported at cost but approximate fair value because of the short maturity of those instruments.

Stock-Based Compensation
The Company accounts for employee and non-employee stock awards under ASC 718, whereby equity instruments issued to employees for services are recorded based on the fair value of the instrument issued and those issued to non-employees are recorded based on the fair value of the consideration received or the fair value of the equity instrument, whichever is more reliably measurable.

Effects of Recently Issued Accounting Pronouncements
The Company has reviewed all recently issued accounting pronouncements noting that they do not affect the financial statements.

Per Share Computations
Basic net earnings per share are computed using the weighted-average number of common shares outstanding.  Diluted earnings per share is computed by dividing net income by the weighted-average number of common shares and the dilutive potential common shares outstanding during the period.

Reclassification
Certain reclassifications have been made to conform to prior periods’ data to the current presentation. These reclassifications had no effect on reported income.

Note 3 Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. Since its inception, the Company has been engaged substantially in financing activities and developing its business plan and marketing.  The Company incurred a net loss of $214,823, net cash flow used in operations of $269,448 and accumulated net losses from inception through the period ended December 31, 2015 of $2,016,843. In addition, the Company’s development activities since inception have been financially sustained through capital contributions from shareholders.

The ability of the Company to continue as a going concern is dependent upon its ability to raise additional capital from the sale of common stock or through debt financing and, ultimately, the achievement of significant operating revenues. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

Note 4 Warranties of the Company

ABCO Energy provides a five and ten year workmanship warranties for installed systems that cover labor and installation matters only.  All installed products are warranted by the manufacturer.  In the last four years of operations, all claims on workmanship have been handled expeditiously and inexpensively by the company.  Management does not consider the warranty as a significant or material risk.

Note 5 Accounts Receivable and Work in Process

Accounts receivable as of December 31, 2015 and 2014, consists of the following:

Description	2015	2014
Completed contracts	$39,100	$164,706
Contracts in progress	-	-
Total	$39,100	$164,706

Work in process consists of costs recorded and revenue earned on projects recognized on the percentage of completion method for work performed on contracts in progress at December 31, 2015 and 2014. The company records contracts for future payments based on contractual agreements entered into at the inception of construction contracts. Amounts are payable from customers based on milestones established in each contract. Amounts are billed in advance and unearned profits are netted against the billed amounts such that accounts receivable reflect current amounts due from customers on completed projects and amounts earned on projects in process are reflected in the balance sheet as costs and estimated earnings in excess of billings on contracts in progress. Work in progress as of December 31, 2015 and 2014 consists of the following:

Description	2015	2014
Costs incurred on uncompleted contracts	$1,519,570	$-
Estimated earnings	290,037	-
	1,809,607	-
Less billings to date	1,557,268	-
Total	$252,339	$-

Reflected in the balance sheet as:
Costs and estimated earnings in excess of billings on contracts in process	$252,339	$-
Billings in excess of costs and estimated earnings on contracts in process	-	-
Total	$252,339	$-

Note 6 Inventory

Inventory of construction supplies not yet charged to specific projects was $51,255 and $49,245 as of December 31, 2015 and 2014, respectively.

Note 7 Security deposits and Long Term Commitments

The Company has paid security deposits on the three rented spaces it occupies for offices and warehouse which total $4,945 on December 31, 2015 and $7,235 on December 31, 2014.

ABCO leases a 1,200 square foot office and warehouse in an industrial park in Phoenix Arizona for a monthly rental of $1,254 which expires on February 28, 2016. The aggregate total rent due on this lease through expiration is $2,508.

There is no lease on the Williams, Arizona property because this office is located in the office of a Director and no lease has been established.

On May 1, 2014 the Company rented office and warehouse space at 2100 N. Wilmot #211, Tucson, Arizona 85712.  This facility consists of 2,400 square feet and the two year lease with monthly rent of $1,894 and it is expiring on April 30, 2016.  ABCO has a forward commitment of $7,576.

Note 8 Alternative Energy Finance Corporation (AEFC)

AEFC is a wholly owned subsidiary of ABCO Energy.  AEFC provides funding for leases of photovoltaic systems.  AEFC finances its leases from cash payments from its own cash or from single payments or long term leases from lessees.  Long term leases recorded on the consolidated financial statements were $12,689 and $13,293 at December 31, 2015 and December 31, 2014 respectively.

During October, 2014 one of the AEFC leases defaulted and AEFC repossessed the solar system with a balance due totaling $7,577 in unpaid lease principal.  AEFC sold the full system after removal and installation for $12,000 during the last quarter of 2014.

Note 9 Property and equipment

The Company has acquired all of its office and field work equipment with cash payments and financial institution loans. During the year ended December 31, 2015 the company acquired lease hold improvements, office equipment, boom truck, trailer and auto for the sum of $859 and 27,679 in 2014.  The total fixed assets consist of vehicles, office furniture, tools and various equipment items and the totals are as follows:

Asset	December 31, 2015	December 31, 2014
Equipment	$100,846	$99,987
Accumulated depreciation	58,335	42,187
Net Fixed Assets	$42,511	$57,800

Depreciation expenses for the years ended December 31, 2015 and 2014 was $16,148 and $13,538 respectively.

Note 10 Notes Payable Officers and Related Party Transactions

Officer loans are demand notes totaling $69,944 and $60,000, respectively, as of December 31, 2015 and December 31, 2014.  These notes provide for interest at 12% per annum and are unsecured.  Notes payable to the Directors resulted in interest charges of $7,979 and $7,222 for the periods ended December 31, 2015 and December 31, 2014, respectively.

Note 11 Long Term Debt

During the year ended December 31, 2014 the company financed a truck acquisition with loans from Ascentium Capital, a Texas based financial entity.  The following table describes the purpose and terms of the loans.

Lender	Date of Loan	Original Loan	Purpose	Interest Rate	Term	Current Portion	Long Term Portion
Ascentium Capital	09/01/14	$14,975	Truck loan	9%	36 Months	$4,048	$5,292

This debt is collateralized by the truck title of the acquired vehicle.  The loan is personally guaranteed by the officers of the Company.

During the year ended December 31, 2015 and 2014, ABCO borrowed working capital loans from lenders as described in the following table:

Lender	Date of Loan	Original Loan	Purpose	Interest Rate	Term	Current Portion	Long Term Portion
Orchard St. Funding	11-25-15	$50,000	Credit Line	20%	6 Months	$45,240	$0
Ascentium Capital	08-27-14	$50,000	Credit Line	24%	18 Months	6,705	$0
Private lender	Var 2015	$59,833	Credit Line	12%	Demand	59,833	$0
Total due at 12-31-15						$111,778

Note 12 Stockholder’s Equity and Deficit

In March 1, 2013 the Company began a third European private placement offering of restricted common stock to non USA citizens only. The offering consisted of up to 1,000,000 shares of common stock offered at the price of $0.33 USD per share. As of December 31, 2014, the Company had sold 904,377 shares.

During the fiscal year ended December 31, 2014 the Company sold 477,534 shares in this Regulation S offering to non-US investors. The total proceeds from the offering was $1,124,834, interest and other expenses totaled $52,568. Commission and expense reimbursements totaled $695,185. The Company recorded net proceeds totaling $377,081. There were no shares issued to pay interest in 2014, however cash payments on interest totaled $25,081.

During the fiscal year ended December 31, 2015 the Company sold 468,538 shares under this Regulation S offering to non-US investors. The total proceeds from the offering was $890,969, commission and expense reimbursements totaled $585,690. The Company recorded net proceeds totaling $305,279.

Stock subscriptions executed under this offering include a provision whereby ABCO agrees to pay a dividend (defined as interest) of from 6% to 12% of the total amount invested for a period of one year from receipt of the invested funds. This dividend (defined as interest) is allocated between the broker and the investor with amounts paid to the broker treated as a cost of the offering and netted against additional paid in capital and amounts paid to the investor treated as interest expense. Total amounts paid under this agreement and charged to additional paid-in capital for the years ended December 31, 2015 and 2014, amounted to $56,454 and $12,350, respectively. Total amounts paid under this agreement and charged to interest expense for the years ended December 31, 2015 and 2014, amounted to $13,242 and $2,987, respectively.

ABCO has evaluated these agreements under AS 480-10: Certain Financial Instruments with Characteristics of Both Liabilities and Equity and determined that the capital contributions made under these subscription agreement more closely resemble equity than liabilities as they can only be settled through the issuance of shares and although they have a stated cost associated with them which accrues in the same manner as interest, the cost is only incurred in the first twelve months after placement as is more closely associated with a cost of raising funds than interest expense.

Accrued but unpaid dividends (defined as interest) at December 31, 2015 and 2014 amounted to $45,151 and $42,722, respectively.  This offering began on March 1, 2013 and consisted of up to 1,000,000 shares of common stock offered at the price of $0.33 USD per share. As of December 31, 2015, the Company had sold 945,621 shares.

On September 15, 2015 the Company entered into a consulting contract with Adamas Fund, LLC (AFL), a Chicago based investment banking group providing for the issuance of a Regulation 144A bond offering that will be sold to QIBs (qualified institutional buyers) with a minimum raise of $5,000,000 USD on a best efforts basis. The bond will be sold by several broker dealers globally and will be used in the implementation of ABCO’s future growth plans and for future acquisitions. The ABCO bond will carry no interest for years 1-3 and a low annual coupon rate of 6.5% for years 4-10 with a 10 year maturity date.  The bond may be convertible into common stock under certain circumstances.  Rule 144A Securities Act of 1933 provides an exemption from the registration requirements of the Securities Act of 1933 for certain private transactions of minimum $100,000 units of restricted securities to qualified investors which generally are large institutional investors that own at least $100 million in investable assets. AFL will receive an aggregate advisory fee of $150,000 in connection with the issuance of the bonds.  The first $75,000 was paid by the issuance of 37,500 shares of registered common stock on or about November 19, 2015.  The remaining $75,000 will be paid upon delivery to the Company of the definitive form of the bonds in form and substance satisfactory to the Company.  The Company, at its option, can pay in cash or in registered shares of common stock.

During November, 2015 the Company issued an aggregate of 77,500 shares to financial consulting entities for services relating to fund raising activities and to law firms for legal fees and expenses incurred for public share registrations and other business related activities.  The total issuance was valued at $85,250 for fair market value as negotiated and that amount is charged to additional paid in capital.

On November 30, 2015, the Company entered into a Consultant Agreement [“CA”] with TEN Associates LLC (“Consultant”) which provides for Consultant to perform general corporate and business consulting services and other related activities as directed by the Company. In consideration for rendering such services, Consultant was to be paid a consulting fee consisting of any aggregate of 400,000 registered shares. The first 100,000 of such shares were issued to the Consultant on or about December 7, 2015.  The Consultant immediately sold the shares to market contrary to the agreement between the parties.  On January 15, 2016 this contract was cancelled for cause and demand was issued for the return of the shares.  The remaining 300,000 of the shares were never issued and no shares have been recovered as of the date of this report.

During December, 2015 the Company sold 10,000 shares of its S1 offering to a foreign individual and the Company received $20,000 gross proceeds.

In March 18, 2014 a Company founder cancelled the original issue 600,000 shares to satisfy a requirement for FINRA approval of the Company name change and roll back of ENYC shares.

In September, 2014 the Company issued an aggregate of 110,000 shares to financial consulting entities for services relating to fund raising activities and to law firms for legal fees and expenses incurred for public share registrations and other business related activities.  These shares were issued after the SEC order dated September 11, 2013 declaring effective the offering statement registered pursuant to Regulation A under section 3(b) of the Securities act of 1933, as amended.  The shares were issued to legal consultants for assistance with the Form 10 and the 15c211 filing and for consultants who have assisted in the funding of the Company, as aforesaid. The total issuance was valued at $220,000 for fair market value as negotiated and that amount is charged to additional paid in capital.

Additional shares sold plus the cancellation resulted in the total number of common shares outstanding to be 3,062,106 and 2,369,568 as of December 31, 2015 and December 31, 2014 respectively.

Note 13 Subsequent Events

From January 1, 2016, through March 26, 2016, the Company sold an aggregate of 130,329 shares of restricted stock with prices ranging from $.010 to $.015 with gross proceeds of $190,201 and received an approximate of $ $66,682 of net proceeds from such sales. Commissions and expense reimbursements were paid to foreign agents for Regulation S offerings by the Company in the amount of $123,349. There were no cash payments for shareholder interest in 2016.

On January 15, 2016, the Company’s Board of Directors (the “Board”), after careful consideration, approved our 2016 Stock Option and Incentive Stock Plan (the “Plan”), pursuant to which the Company will reserve for issuance thereunder 1,000,000 shares of the Company’s authorized Common Stock.

The Plan enables the Board to provide equity-based incentives through grants of Awards to the Company’s present and future employees, directors, consultants and other third party service providers.  Shares issued under the Plan through the settlement, assumption or substitution of outstanding Awards or obligations to grant future Awards as a condition of acquiring another entity will not reduce the maximum number of shares of Common Stock reserved for issuance under the Plan. In addition, the number of shares of Common Stock subject to the Plan, any number of shares subject to any numerical limit in the Equity Incentive Plan, and the number of shares and terms of any incentive award may be adjusted in the event of any change in our outstanding Common Stock by reason of any stock dividend, spin-off, split-up, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares or similar transaction.

On January 20, 2016 the Company borrowed $150,000 from WebBank for the purpose of working capital.  The loan required that the Company payoff the loan made on November 25, 2015 from Orchard Street Financing.  The balance of the Orchard Street loan at date of payoff was $44,523 and the Company received the balance of the proceeds in the amount of 105,479.  The daily payments on the WebBank loan will be $645.10.  The loan has a twelve month maturity and the total interest charges will be $31,000, or approximately 21%.

On March 11, 2016, the Company entered into a Professional Relations and Consulting Agreement [“CA”]  with Acorn Management Partners LLC (“Consultant”) which provides for Consultant to perform general corporate and business consulting services and other related activities as directed by the Company, including, but not limited to, the distribution of Company information/news releases on a daily basis, using social media to create a full awareness of the Company and its business, and the preparation of research reports for industry analysts. The CA has a seven month term expiring on September 11, 2016.  The term may be extended by a new written mutual agreement on terms to be agreed upon.

In consideration for rendering such services, Consultant will be paid a consulting fee consisting of monthly cash payments totaling $441,250 beginning with a first payment of $40,000 due March 31, 2016, $83,000 due April 29, 2016 and $78,000 due on each of May 30th, June 30th, July 29th and August 30, of 2016.  In addition, Consultant will receive as of (i) March 11, 2016, 50,000 freely tradeable shares of the Company common stock, without any transfer restrictions whatsoever thereon; and (ii) 75,000 restricted shares of common stock on May 30, 2016 and on August 30, 2016. All shares issuable under the CA are deemed to have been fully earned by Consultant as of the date of the CA, March 11, 2016.

The Consultant was also granted limited registration rights under certain circumstances. The CA is renewable for additional one year terms upon the written notice from one party to the other. The terms of any such renewed CA shall be agreed to in writing between the parties.

Concurrently with the execution of the CA, the Company entered into an Agreement dated March 11, 2016 with Equisolve, Inc. for the design and development of a new Company Website and for the monthly maintenance thereof.  The term is for one year with automatic renewal for one year period unless cancelled 60-days in advance of the end of the then current year.  The fee to design the Website is $12,500, of which $6,250 was paid on signing the CA.

On March 23, 2016, the Company issued a two year $250,000 convertible promissory note to JMJ Financial, a Nevada sole proprietorship which bears interest at the rate of 12% per annum on the principal sum of the outstanding (“JMJ Note”).  The JMJ Note is payable in installments of a minimum of $25,000 per drawdown.  The Company drew down $25,000 on March 23, 2016.  Under the terms of the JMJ Note; the current balance is now $31,111, which includes an original issue interest of $2,777.00, plus interest at the rate of 12% per annum.  The JMJ Note is convertible at any time into shares of common stock at a conversion price equal to 60% of the lowest trade price in the 25 trading days previous to the conversion date.

On March 25, 2016, the Company received net proceeds of $35,000 after expenses, for a one (1) year $40,000 face amount of 8% Convertible Note in favor of EMA Financial, LLC (“EMA Note”).  The EMA Note is convertible at any time into common stock at a conversion price equal to the lower of (i) the closing sale price on the day immediately preceding the date of funding and (ii) 50% of the lowest closing sale price for the 25 consecutive trading days immediately preceding the conversion date.

ABCO ENERGY, INC.

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED

SEPTEMBER 30, 2016

ABCO ENERGY, INC.
 CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	September 30, 2016	December 31, 2015
ASSETS
Current Assets
Cash	$16,484	$40,035
Accounts receivable on completed projects	40,091	39,100
Accounts receivable on construction work in process	137,109	252,339
Inventory	46,327	51,255

Total Current Assets	240,011	382,729
Fixed Assets
Vehicles, office furniture & equipment – net of accumulated depreciation	32,625	42,511
Other Assets
Investment in long term leases	12,204	12,689
Security deposits	3,100	4,945

Total Other Assets	15,304	17,634

Total Assets	$287,940	$442,874

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$428,545	$410,623
Equipment loan - current portion	5,683	4,048
Derivative liability on convertible debt	332,517	-
Convertible notes payable net of discount	102,476
Billing in excess of cost and estimated earnings on projects in process	225,987	-
Merchant loans	160,754	111,778
Notes payable – related parties	140,082	69,944

Total Current Liabilities	1,396,044	596,393

Long term portion of equipment financing	-	5,292
Long-term derivative liabilities	43,358	-
Convertible notes payable net of discount	6,649	-
Long Term Debt- net of current portion	50,007	5,292

Total Liabilities	1,446,051	601,685

Stockholders’ Deficit
Common stock, 500,000,000 shares authorized, $0.001 par value, 4,106,589 and 3,062,106 outstanding at September 30, 2016 and December 31, 2015 respectively.	41,066	30,621
Additional paid in capital	1,926,640	1,827,411
Accumulated deficit	(3,125,817)	(2,016,843)
Total Stockholders’ Deficit	(1,158,111)	(158,811)

Total Liabilities and Stockholders’ Deficit	$287,940	$442,874

See accompanying notes to the unaudited consolidated financial statements.

ABCO ENERGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
 (UNAUDITED)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Revenues	$146,547	$610,317	$512,075	$1,231,100
Cost of Sales	119,062	119,783	619,551	555,414
Gross Profit	27,485	490,534	(107,476)	675,686
Operating Expenses:
Selling, General & Administrative	188,860	190,674	562,206	516,521
Income (Loss) from operations	(161,375)	299,860	(669,682)	159,165
Other expenses
Interest on notes payable	(38,393)	(14,855)	(93,252)	(44,562)
Amortization of debt discount	(65,741)		(118,314)
Derivative valuation interest expense	278,910	-	(227,726)	-
Net (loss) earnings	$13,401	$285,005	$(1,108,974)	$114,603
Net (loss) earnings per share (Basic and fully diluted)	$0.01	$0.10	$(0.01)	$0.04

Weighted average number of common shares used in the calculation	3,707,274	2,697,004	3,584,348	2,631,911

See accompanying notes to the financial statements.

ABCO ENERGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
 (UNAUDITED)

	For the Nine Months Ended
	September 30, 2016	September 30, 2015
Cash Flows from Operating Activities:
Net Loss for the period	$(1,108,974)	$114,603
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	9,886	12,773
Accrual of interest expense on derivative valuation	375,875	-
Increase (decrease) in accounts receivable on completed projects	(991)	(123,461)
Decrease in accounts receivable on in-completed projects	115,230
Change in inventory	4,928	4,685
Proceeds from billings in excess of costs on projects	225,987
Increase (decrease) in accounts payable & accrued expenses	17,922	(135,852)
Net cash used in operating activities	(360,137)	(127,252)

Cash Flows from Investing Activities:
Acquisition of equipment	-	(859)
Principal payments from long term leases	485	448
Product and lease deposits	1,845	900
Net cash provided by investing activities	2,330	489

Cash Flows from Financing Activities:
Loans from director and other related parties	70,138	8,000
Loans from financial institution - net of payments on principal	48,976	(23,660)
Proceeds from convertible notes derivative valuation	109,125
Proceeds from common stock issuances – net of expenses	106,017	195,443
Net cash provided by financing activity	334,256	179,783

Net Increase (Decrease) in cash	(23,551)	53,020
Cash at the Beginning of the Period	40,035	25,104
Cash at the End of the Period	$16,484	$78,124

Supplemental Disclosure:
Cash paid for interest	$93,252	$44,562
Consulting fees paid with common stock – at market value	$15,000	$232,500
Income taxes paid	$-	$-

See accompanying notes to unaudited consolidated financial statements.

ABCO ENERGY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016
(UNAUDITED)

Note 1      Overview and Description of the Company

ABCO Energy, Inc. was organized on July 29, 2004 and operated until July 1, 2011 as Energy Conservation Technologies, Inc. (ENYC).  On July 1, 2011 ENYC entered into a share exchange agreement (SEA) with ABCO Energy and acquired all of the assets of ABCO.  ENYC changed its name to ABCO Energy, Inc. on October 31, 2011.  The Company is in the Photo Voltaic (PV) solar systems industry, sells energy efficient lighting (LED) and is an electrical product and services supplier.

The Company prepared these financial statements according to the instructions for Form 10-Q. Therefore, the financial statements do not include all disclosures required by generally accepted accounting principles in the United States. However, the Company has recorded all transactions and adjustments necessary to fairly present the financial statements included in this Form 10-Q. The adjustments made are normal and recurring. The following notes describe only the material changes in accounting policies, account details or financial statement notes during the first Nine Months of 2016. Therefore, please read these financial statements and notes to the financial statements together with the audited financial statements and notes thereto in our Annual Report on Form 10-K for the year ended December 31, 2015. The income statement for the Nine Months ended September 30, 2016 cannot necessarily be used to project results for the full year.

Use of estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant estimates include, but are not limited to the estimated useful lives of equipment for purposes of depreciation and the valuation of common shares issued for services, equipment and the liquidation of liabilities.

Income (Loss) per Share
Basic earnings per share amounts are calculated based on the weighted average number of shares of common stock outstanding during each period. Diluted earnings per share is based on the weighted average numbers of shares of common stock outstanding for the periods, including dilutive effects of stock options, warrants granted and convertible preferred stock. Dilutive options and warrants that are issued during a period or that expire or are canceled during a period are reflected in the computations for the time they were outstanding during the periods being reported. Since ABCO Energy has incurred losses for all periods except the current period, the impact of the common stock equivalents would be anti-dilutive and therefore are not included in the calculation.  In addition, there are no common stock equivalents outstanding at the time of this report.

Effects of Recently Issued Accounting Pronouncements
In April 2015, the FASB issued ASU No. 2015-03, Interest - Imputation of Interest (Subtopic 835-30) - Simplifying the Presentation of Debt Issuance Costs. ASU 2015-03 amends previous guidance to require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this ASU. The standard is effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. Early adoption is permitted for financial statements that have not been previously issued. The Company plans to adopt ASU No.2015-03 regarding the presentation of debt issuance cost from fiscal year 2016.

Note 2      Summary of Significant Accounting Policies

Fair Value of Financial Instruments

The Company measures assets and liabilities at fair value based on expected exit price as defined by the authoritative guidance on fair value measurements, which represents the amount that would be received on the sale date of an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value may be based on assumptions that market participants would use in pricing an asset or liability. The authoritative guidance on fair value measurements establishes a consistent framework for measuring fair value on either a recurring or nonrecurring basis whereby inputs, used in valuation techniques, are assigned a hierarchical level.

The following are the hierarchical levels of inputs to measure fair value:

Level 1:  Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2:  Inputs reflect quoted prices for identical assets or liabilities in markets that are not active; quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the assets or liabilities; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3:  Unobservable inputs reflecting the Company’s assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

The carrying amounts of the Company’s financial assets and liabilities, such as cash, accounts payable and accrued expenses, approximate their fair values because of the current nature of these instruments. Debt approximates fair value based on interest rates available for similar financial arrangements. Derivative liabilities which have been bifurcated from host convertible debt agreements are presented at fair value.

Derivative Financial Instruments

Fair value accounting requires bifurcation of embedded derivative instruments such as convertible features in convertible debts or equity instruments, and measurement of their fair value for accounting purposes. In determining the appropriate fair value, the Company uses the binomial option-pricing model. In assessing the convertible debt instruments, management determines if the convertible debt host instrument is conventional convertible debt and further if these is a beneficial conversion feature requiring measurement. If the instrument is not considered conventional convertible debt, the Company will continue its evaluation process of these instruments as derivative financial instruments.

Once determined, derivative liabilities are adjusted to reflect fair value at each reporting period end, with any increase or decrease in the fair value being recorded in results of operations as an adjustment to fair value of derivatives. In addition, the fair value of freestanding derivative instruments, such as warrants, are also valued using the binomial option-pricing model.

Note 3      Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. Since its inception, the Company has been engaged substantially in financing activities and developing its business plan and marketing. As a result, the Company incurred accumulated net losses from inception through the period ended September 30, 2016 of $(3,125,817).  In addition, the Company’s development activities since inception have been financially sustained through capital contributions from shareholders.

The ability of the Company to continue as a going concern is dependent upon its ability to raise additional capital from the sale of common stock or through debt financing and, ultimately, the achievement of significant operating revenues. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

Note 4      Note Payable – Officers and Directors

Related party notes payable as of September 30, 2016 and December 31, 2015 consists of the following:

Description	September 30, 2016	December 31, 2015
Notes payable – officers and directors bearing interest at 12% per annum, unsecured, demand notes.	$100,501	$69,944
Note payable – other bearing interest at 12% per annum, unsecured, demand note.	39,581	-
Total	$140,082	$69,944

Officers, directors and other related individual’s loans are demand notes totaling $140,082 as of September 30, 2016 and $69,944 as of December 31, 2015. The total consists of two notes from Officer/Directors.

The first note in the amount of $60,000 provides for interest at 12% per annum and is unsecured.  This note resulted in an interest charge of $1,815 for current period and $18,061 accrued and unpaid at September 30, 2016.

The second note was increased by $30,557 during the current period, which increased the total note to $40,501 as of September 30, 2016.  The note is an unsecured demand note and bears interest at 12% per annum. This note resulted in an interest charge of $1,225 for the current period and $3,772 accrued and unpaid at September 30, 2016. An additional loan of $33,000 was made by this officer in October, 2016.

The third note is from a related party and has a current balance of $39,581 as of September 30, 2016.  The note is an unsecured demand note and bears interest at 12% per annum. This note resulted in an interest charge of $1,200 for the current period and $4,096 accrued and unpaid at September 30, 2016.

Note 5      Short Term Notes Payable

Description	September 30, 2016	December 31, 2015
Note payable - Credit line, payable to Ascentium Capital, bearing interest at 24% per annum, unsecured, paid in full in February 2016.	$-	$6,706
Note payable – Orchard Street Funding – This loan was paid off in January, 2016	-	45,240
Note payable – other bearing interest at 12% per annum, unsecured, demand note.	-	59,832
Merchant Note payable to Web Bank, borrowed 2-1-16, bearing interest at 23% per annum, unsecured, matures in March, 2017. (2)	85,256	-
Merchant Note payable to Quarterspot Lending, borrowed 6-27-16, bearing interest at 31% per annum, unsecured, matures in September, 2017. (3)	38,360	-
Merchant note payable to Premier Capital Funding, borrowed 7-12-16, bearing interest at 29% per annum, unsecured, maturing November 28, 2016. (4)	37,138
Total	$160,754	$111,778

On February 1, 2016, the Company financed operations with a loan in the amount of $150,000 from WebBank.  The note is an open credit line with interest rate of 23% maturing in March of 2017.  A portion of the loan was used to pay off a credit loan from Orchard Street Funding in the amount of $$44,061.  On August 22, 2016, the Company ceased making payments on this loan and at September 30, 2016 the Company owed $82,010 in principal and accrued interest of $3,246 for a total balance due of $85,256. This loan is personally guaranteed by an Officer of the Company. No default notice has been received by the Company on the loan as of November 16, 2016.

On June 28, 2016, the Company financed operations with a loan in the amount of $43,500 from Quarterspot, a lending institution. The note is an open line with interest rate of approximately 31% maturing in September of 2017. On August 22, 2016, the Company ceased making payments on this loan.  As of September 30, 2016, the Company owed $36,097 in principal and accrued interest of $2,263, resulting in a balance of $38,360.  This loan is not personally guaranteed by an Officer of the Company.  No default notice has been received by the Company on the loan as of November 16, 2016.

On July 12, 2016, the Company financed operations with a loan in the amount of $45,000 from Premier Capital Funding, LLC, a lending institution. The note is an open line with interest rate of approximately 29% maturing in November 28, 2016. On August 22, 2016, the Company ceased making payments on this loan.  The Company owed $35,363 in principal and accrued interest of $1,815 and had a total balance of $37,178 as of September 30, 2016.  This loan is personally guaranteed by an Officer of the Company.  No default notice has been received by the Company on the loan as of November 16, 2016.

As indicated above, on August 22, 2016, the Company ceased payments on all three of the above notes and has been negotiating more favorable payment arrangements and payoff consolidation of this debt.  If the Company is not successful in this process the note holders may take legal action to collect to collect their respective debt against the Company and/or its officers.

Note 6      Long term debt

Long term debt as of September 30, 2016 and December 31, 2015 consisted of the following:

Description	September 30, 2016	December 31, 2015
Note payable to Ascentium Capital, secured by truck, bearing interest at 9% per annum, matures in September, 2017. (1)	$5,682	$9,340
Less current portion of truck loan	(5,682)	(4,048)
Total long term debt net of current portion	$0	5,292

Note 7 – Convertible Debt

Description	September 30, 2016	December 31, 2015
Six convertible promissory notes, in amount ranging from$27,777 to $55,000, maturing within from one year to two years, bearing interest ranging from 5% to 12% per annum, convertible into common stock at conversion prices ranging from 35% to 60% of the lowest price in the prior 20 to 25 trading days. The Company expects all debt will be converted to common shares.	$234,777	$-
Less: debt discount	(234,777)	-
Less: conversions	(9,189)	-
Add: amortization of debt discount	118,314	-
Balance of convertible debt, net	109,125	-
Less: current portion	102,476	-
Long-term convertible debt, net	$6,649	$-

Debt Discount

During the nine months ended September 30, 2016, the Company recorded debt discounts totaling $234,777 and amortized debt discount of $118,314 resulting in the following net discount at September 30, 2016:

	September 30, 2016	December 31, 2015
Debt discount	$234,777	$-
Accumulated amortization of debt discount	(118,314)	-
Debt discount - net	$116,463	$-

On March 23, 2016, the Company issued a two year $250,000 convertible promissory note to JMJ Financial, a Nevada sole proprietorship which bears interest at the rate of 12% per annum on the principal sum of the outstanding (“JMJ Note”).   The Company drew down $25,000 on March 23, 2016.  The $25,000 JMJ Note was converted into an aggregate of 12,688,015 Presplit shares of common stock through several conversions in October, 2016 and was considered paid in full on November 2, 2016.

On March 25, 2016, the Company received net proceeds of $35,000 after expenses, for a one (1) year $40,000 face amount of 8% Convertible Note in favor of EMA Financial, LLC (“EMA Note”).  The EMA Note was converted into an aggregate of 43,444,952 presplit shares of common stock through several conversions in October and November, 2016 and was considered paid in full on November 3, 2016.

On April 1, 2016, the Company issued a one year $55,000 convertible promissory note to Essex Global Investment Corp. (“Essex”) which bears interest at the rate of 10% per annum on the principal sum of the outstanding (“Essex Note”).  The Essex Note was converted into an aggregate of 25,648,486 presplit shares of common stock through several conversions in October and November, 2016 and was considered paid in full as of November 4, 2016.

On April 5, 2016, the Company received net proceeds of $33,300 after expenses, from a one (1) year $42,000 face amount of 5% Convertible Note in favor of Crown Bridge Partners, LLC (“CBP Note”).  The CBP Note was converted into an aggregate of 64,169,000 presplit shares of common stock through several conversions in October and November, 2016 and was considered paid in full as of November 16, 2016.

On May 4, 2016, the Company received net proceeds of $33,750 after expenses, from a nine [9] month $40,000 face amount of 10% Convertible Note in favor of Auctus Fund, LLC (“AFL Note”).  The AFL Note was partially converted into an aggregate of 15,042,000 presplit shares of common stock through several conversions in October and November, 2016 with a principal balance of $23,989.00 remaining unpaid as of November 16, 2016.

On May 9, 2016, the Company entered into an agreement with Adar Bays, LLC a Florida Limited Company (Adar), with respect to a private investment up to $60,000 of the convertible debt securities with a 9 month term.  The $60,000 convertible debt is comprised of a $30,000 front-end note and one $30,000 back-end note.  The principal and accrued interest under the notes will be convertible into shares of common stock of the Company. The Company does not intend to take down the back-end note. As of September 30, 2016, the Company had borrowed $30,000 against the front-end note and no additional funds were borrowed from Adar. The Adar note was partially converted into an aggregate of 4,242,424 presplit shares of common stock through several conversions in October and November, 2016 with a principal balance remaining of $23,000.00 as of November 16, 2016.

In accordance with the Statement of Financial Accounting Standard ASC 820-10-35-37 Fair Value in Financial Instruments, Statement of Financial Accounting Standard ASC 815 Accounting for Derivative Instruments and Hedging Activities require that instruments with embedded derivative features be valued at their market values.  The Company hired a valuation consultant to value the Convertible Debentures for the derivative portion of the instruments. The Binomial model was used to value the derivative liability for the nine months period ending September 30, 2016 at $743,467, with a derivative liability adjustment to $375,875 as of September 30, 2016 including two conversions totaling $23,141.  The total impact to the Consolidated Statement of Operations for the period ending September 30, 2016 is a negative $(346,040). The long term portion of this derivative liability is $43,358.

Note 8   Derivative Liabilities

The Company recognized that the conversion feature embedded within its convertible debts is a financial derivative. The Generally Accepted Accounting Principles (GAAP) required that the Company’s embedded conversion option be accounted for at fair value. The following schedule shows the change in fair value of the derivative liabilities by September 30, 2016:

Description	Amount
Derivative liabilities - December 31, 2015	$-0-
Add fair value at the commitment date for convertible notes issued during the current year	743,467
Fair value mark to market adjustment for derivatives from the first quarter	(344,451)
Reduce fair value due to conversions	(23,141)
Derivative liabilities - September 30, 2016	375,875
Less: current portion	332,517
Long-term derivative liabilities	$43,358

The Company recorded the debt discount to the extent of the gross proceeds raised, and expensed immediately the remaining value of the derivative as it exceeded the gross proceeds of the notes. The Company recorded derivative interest expenses for the nine months ended September 30, 2016 of $227,726 after adjustments mentioned above and the total derivative discount liability of $485,000.  The actual interest accrual on the convertible notes for the quarter ended September 30 2016 was $$4,670.

The Company recorded as a liability the amount of $743,467 and the debt discount to the extent of the gross proceeds raised, and expensed immediately the remaining value of the derivative as it exceeded the gross proceeds of the note. The Company recorded change in fair value of derivative liabilities as an expense associated with financing for the three and nine month periods ended September 30, 2016 of $346,040 and $(213,169), respectively.

Derivative liabilities incurred during the period ended September 30, 2016 were valued based upon the following assumptions and key inputs:

	Commitment	Re-measurement
Assumption	Date	Date
Expected dividends:	0%	0%
Expected volatility:	679%-783%	264%-660%
Expected term (years):	1-2 years	0.34-1.72 years
Risk free interest rate:	0.51%-0.87%	0.29%-0.73%

Note 9      Fair Value of Financial Instruments

The following is the major category of liabilities measured at fair value on a recurring basis as of September 30, 2016, using quoted prices in active markets for identical liabilities (Level 1); significant other observable inputs (Level 2); and significant unobservable inputs (level 3)

	Fair Value Measurements at September 30, 2016
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Carrying Value
Derivative liabilities – debt	$-	$-	$375,875	$375,875
Less: current portion	-	-	332,517	332,517
Long-term portion	$-	$-	$43,358	$43358

Note 10      Stockholder’s Equity

Common Stock

During the Nine Months period ended September 30, 2016, the Company issued 1,044,403 shares of common stock and received or credited gross proceeds of $474,700.  The expenses of offering totaled $282,731.  The net proceeds in the amount of $193,641 were used for working capital, corporate expenses, legal fees and public company expenses.

Options

The following table sets forth certain information regarding Option Awards as of September 30, 2016 for each executive officer of the Company who received such awards and all officers and directors as a group.  None were outstanding as of the fiscal year ended December 31, 2015 (1) (2)

Name	Number of securities underlying unexercised option exercisable	Option Exercise Price	Option Expiration Date
Charles O’Dowd	400,000	$0.01	January 1, 2021
All Officers and Directors as a Group	400,000	$0.01	January 1, 2021

(1)  An aggregate of 620,000 stock awards are outstanding under the Equity Incentive Plan as of November 14, 2016.

(2)  An aggregate of 45,000 Share Option Awards have been issued to 3 employees and 2 consultants of the Company at an exercise price of $0.01 per share expiring on 1/21/21.

Earnings (loss) per share calculation

Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period

The computation of basic and diluted loss per share at September 30, 2016 excludes the common stock equivalents from convertible debt of the following potentially dilutive securities because their inclusion would be anti-dilutive:

September 30, 2016
Convertible debt	16,76,429

Note 11     Subsequent Events

During the period from October 1, 2016 through November 16, 2016, the Company issued 1,231,607 shares of common stock and received or credited gross proceeds of $224,640. The expenses of the offering totaled $119,303.  The net proceeds were used for working capital, corporate expenses, legal fees and public company expenses.

On September 2, 2016, the Company entered into a Consulting Agreement [“CA”]  with Benchmark Advisory Partners (“Consultant”) which became effective  on September 30, 2016 and which  provides for Consultant to perform financial and business consulting services and other related activities, including, but not limited to, the introduction to the Company of public company services, capital resources, investor relation resources and legal and accounting services who may be of able to provide equity and debt financing. The CA has a six month term expiring on March 31, 2016.  In consideration for rendering such services, on September 30, 2016, Consultant was paid a consulting fee consisting of 150,000 restricted shares of common stock.

Effective September 30, 2016, the Company entered into a Consulting Agreement (“CA”) with Joshua Tyrell (“Tyrell”) which provides for Tyrell to assist in various business development activities on behalf of the Company, including but not limited to realizing new business opportunities.  In consideration for rendering such services, Tyrell was issued 150,000 free trading shares of Company common stock.  The CA has a six month term expiring on March 31, 2017.  On November 7, 2016, the CA was amended to provide for the payment of an additional 630,000 free-trading shares to Tyrell for services rendered due to the huge trading volume of the derivative conversions and to extend the term of the CA to nine (9) months

From  October 7, 2016 through November 16, 2016, the Company issued an aggregate of 16,523,441 shares of its common stock upon conversions of six  different convertible notes at conversion prices ranging from $0.0015 to $0.0047 per share.  These issuances increased the number of outstanding shares to 21,786,638 shares at November 16, 2016. As a result of such issuances, four [4] of the notes were deemed paid in full. The total remaining principle amount of all convertible note debt outstanding at November 16, 2016 after all such conversions was approximately $46,989.00.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The estimated expenses of this offering in connection with the issuance and distribution of the securities being registered, all of which are to be paid by the Registrant, are as follows:

Registration Fee	$97.35
Edgarizing	$4,000
Legal Fees and Expenses	$75,000
Accounting Fees and Expenses	$25,000
Total	$104,097.35

Item 14.	Indemnification of Directors and Officers

Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify our directors and officers from and against certain claims arising from or related to future acts or omissions as a director or officer of the Company. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 15.	Recent Sales of Unregistered Securities

During the last three fiscal years and as of the date of this prospectus, the Company has had the following unregistered sales of its securities:

RECENT SALES AND UNREGISTERED SECURITIES

This is a list of all securities sold in the period dating from January 1, 2014 through November 30, 2016.  All the share numbers are not adjusted for the 1-10 reverse stock split which took effect on January 13, 2017.

Year 2014	Date	Shares	Amt. Paid	Comm. Paid
Watson, R	01/07/14	200,000	50,000	32,500
Walker, B	01/08/14	60,000	15,000	9,750
Tovar, J	01/21/14	250,000	62,500	40,625
Thoelke, R	01/23/14	12,000	3,000	1,950
Reig, F	01/27/14	80,000	20,000	13,000
Tickner, E	02/07/14	30,052	7,513	4,883
Watson, R	02/07/14	300,000	75,000	48,750
Holland, N	02/11/14	40,000	10,000	6,500
Trotter, D	02/12/14	100,000	24,965	16,227
Holland, N	02/14/14	120,000	30,000	19,500
Dos Santos, A	02/21/14	30,000	7,329	4,764
Carabajal, A	02/24/14	40,000	10,000	6,500
Hurford, J	03/03/14	20,000	4,965	3,227
Garsztka, R	03/05/14	40,000	10,000	6,500
Villaverde, D	03/11/14	9,090	2,960	1,924
Brown, A	03/14/14	7,500	2,452	1,594
Watson, R	03/17/14	300,000	75,000	48,750
Frenkiel, A	03/18/14	20,000	5,000	3,250
Carbajal, A	03/19/14	40,000	10,000	6,500
Keith , F	03/20/14	40,000	9,965	6,477
Watson, R	4/15/14	100,000	25,000	16,250
Adams, T	5/7/14	40,000	9,975	6,484
Goodband, R	5/7/14	34,000	8,500	5,525
Orr, B	5/20/14	58,500	14,662	9,530
Garsztka, R	5/20/14	22,400	5,600	3,640
Trotter, D	5/21/14	20,000	4,975	3,234
Hurford, J	5/30/14	40,000	9,965	6,477
Watson, R	5/30/14	108,696	25,000	16,250
Cummings, J	6/3/14	25,000	6,250	4,063
Booth, J	6/3/14	40,000	9,980	6,487
Morgan, J	6/11/14	18,649	4,662	3,030
Garsztka, R	6/11/14	20,000	5,000	3,250
Holland, N	6/12/14	200,000	50,000	32,500
Walker, B	7/3/2014	88,000	22,000	14,300
Andersen, M	7/7/2014	16,000	3,970	2,581
Garsztka, R	7/11/2014	20,000	5,000	3,250
Watson, R	7/14/2014	108,700	25,000	16,250
Adams, T	7/25/2014	40,000	9,975	6,484
Goodband, R	8/1/2014	100,000	25,000	16,250
Cummings, I	8/1/2014	34,000	8,500	5,525
Tickner, E	8/6/2014	20,000	5,000	3,250
Trotter, D	8/7/2014	20,000	5,000	3,250
Garsztka, R	8/14/2014	12,000	3,000	1,950
Anderson, M	8/14/2014	16,800	4,182	2,718
Watson R	8/15/2014	154,348	35,500	23,075
Atkinson, I	8/15/2014	54,545	13,611	8,847
Garsztka, R	9/4/2014	16,000	4,000	2,600
Franey, J	9/5/2014	40,000	9,970	6,481
Flemin, R	9/18/2014	40,000	9,980	6,487
Ek, U	9/23/2014	30,000	7,500	4,875
Watson, R	9/30/2014	197,945	45,487	29,567

Year 2014	Date	Shares	Amt. Paid	Comm. Paid
Garsztka, R	10/14/14	16,000	4,000	2,600
Atkinson, I	10/28/14	32,000	7,975	5,184
Lees-Jones D	10/29/14	50,000	9,980	6,487
Trotter, D	10/29/14	20,000	4,975	3,234
Cummings, I	11/03/14	24,000	6,000	3,900
Andersen, M	11/07/14	16,800	4,182	2,718
Adams T	11/12/14	22,000	5,035	3,273
Hurford, J	11/12/14	22,000	5,060	3,289
Gaw, J	11/12/14	100,000	19,975	12,984
Scott, J	11/28/14	25,000	4,975	3,234
Orr, B	11/28/14	40,000	7,975	5,184
Bate, B	11/24/14	25,000	4,965	3,227
Holland, N	12/03/14	140,000	28,000	18,200
Walker, B	12/03/14	50,000	10,000	6,500
Hurford, J	12/04/14	25,000	5,000	3,250
Watson, R	12/11/14	75,000	14,960	9,724
Frenkiel, A	12/11/14	80,000	15,965	10,377
Frenkiel, A	12/17/14	200,000	39,965	25,977
Thoelke, R	12/19/14	271,209	54,202	35,231
Wood, D	12/23/14	30,000	5,965	3,877
Trotter, D	12/31/14	32,600	7,475	4,859

Year 2015	Date	Shares	Amt. Paid	Comm. Paid
Goodband, R	01/14/15	50,000	10,000	6,500
Garsztka, R	02/11/15	20,000	4,000	2,600
Ruiz, A	02/13/15	26,000	6,470	4,206
Ruda, F	02/20/15	32,000	8,000	5,200
Brooks, D	02/25/15	200,000	50,000	32,500
Frenkiel, A	02/25/15	130,000	26,000	16,900
Kitts, G	03/02/15	31,500	6,300	4,095
Adams, T	03/04/15	25,000	4,975	3,234
Ek, U	03/05/15	22,000	5,035	3,273
Garsztka, R	3/10/2015	25,000	5,000	3,250
Andersen, M	3/12/2015	25,000	4,970	3,231
Hurford, J	3/13/2015	25,000	5,000	3,250
Grifol, L	3/17/2015	52,500	10,500	6,825
Tickner, E	3/16/2015	25,000	5,000	3,250
Brooks, D	3/27/2015	200,000	40,000	26,000
Adams, T	4/02/2015	25,000	4,975	3,234
Garsztka, R	4/13/2015	25,000	5,000	3,250
Walker, B	4/17/2015	125,000	25,000	16,250
McDonald, M	4/29/2015	40,000	9,945	6,464
Garsztka, R	5/18/2015	17,500	4,000	2,600
Tickner, E	5/27/2015	50,000	10,000	6,500
Magan, M	6/8/2015	37,500	7,500	4,875
Cummings, I	6/8/2015	32,850	6,570	4,270
Garsztka, R	6/8/2015	17,500	3,500	2,275
Trotter, D	6/11/2015	25,000	4,975	3,250
Andersen, M	6/26/2015	25,000	4,970	3,250
Adams, T	7/1/2015	50,000	9,975	6,484
Garsztka, R	7/7/2015	17,500	3,500	2,275
McDonald, M	7/7/2015	40,000	7,980	5,187
Trotter, D	7/14/2015	50,000	9,975	6,484
Und, LLC	9/30/2015	600,000	100,000	0
Simon, B	9/30/2015	100,000	20,000	0
Erber, L	9/30/2015	50,000	10,000	0
Adamas Fund, LLC	9/30/2015	750,000	150,000	0
Gaw, J	9/15/2015	1,725,000	310,000	201,482
Keith, F	9/28/2015	25,000	5,000	3,227
Dart, S	9/28/2015	25,000	5,000	3,227
Garsztka, R	10/05/15	31,000	6,200	4,030
Frenkiel, A	10/30/15	50,000	9,965	6,477
Orr, J	11/05/15	50,000	9,975	6,484
Tickner, E	11/13/15	25,000	5,000	3,250
Frenkiel, A	11/23/15	50,000	9,965	6,477
Tickner, E	11/27/15	25,000	5,000	3,250
Hinton, B	11/27/15	37,500	7,475	4,859
Orr, J	11/27/15	50,000	9,975	6,484
Trotter, D	11/27/15	50,000	10,000	6,500
Franey, J	12/14/15	50,000	9,970	6,481
Thoelke, R	12/22/15	510,000	76,000	49,400

Year 2016	Date	Shares	Amt. Paid	Comm. Paid
Tickner, E	01/05/16	316,666	45,000	29,250
Gaw, J	01/27/16	22,197	3,968	2,579
McDonald, M	01/28/16	33,340	5,000	3,250
Garsztka, R	02/04/16	12,500	2,500	1,625
Orr, J	02/09/16	67,000	10,025	6,516
Tovar, J	02/19/16	70,000	10,500	6,825
Adams, T	02/26/15	70,000	10,435	6,783
Gale, R	03/03/16	35,000	5,250	3,413
Bate, B	03/07/16	66,500	9,940	6,461
Garsztka, R	03/07/16	16,667	2,500	1,625
Atkinson, I	03/07/16	134,000	20,075	13,049
Orr, B	03/08/16	47,166	7,075	4,599
Lees-Jones, D	03/09/16	33,400	4,990	3,244
Scott, R	03/17/16	40,000	3,975	2,584
Orr, J	03/29/16	100,000	7,975	5,184
Dart, S	03/31/16	100,000	9,965	6,477
Orr, B	04/07/16	87,500	6,975	4,534
Walker, B	04/08/16	106,250	8,480	5,512
Atkinson, I	04/13/16	83,333	12,480	8,112
Watson, R	04/15/16	375,000	29,980	19,487
Tovar, J	04/22/16	62,500	4,982	3,238
McDonald, M	04/27/16	50,000	5,000	3,250
Keith, F	05/05/16	50,000	4,980	3,237
Orr, J	05/18/16	120,000	6,975	4,534
Cummings, I	06/03/16	22,000	2,200	1,430
Hurford, J	06/06/16	75,000	7,500	4,875
Franey, J	06/14/16	100,000	9,970	6,481
Bate, B	06/17/16	100,000	9,965	6,477
Thoelke, R	06/22/16	150,000	15,000	9,750
Garsztka, R	07/11/16	25,000	2,500	1,625
Adams, T	07/13/16	100,000	9,975	6,484
Brittain, B	07/26/16	50,000	4,975	3,239
Orr, J	07/28/16	125,000	4,975	2,495
Hinton, B	08/05/16	100,000	4,975	2,496
Hurford, J	08/09/16	100,000	5,000	2,508
Garsztka, R	08/11/16	25,000	2,500	1,625
Walker, B	08/11/16	100,000	4,980	2,483
Thoelke, R	08/11/16	1,040,000	52,000	26,037
Franey, J	08/16/16	200,000	9,970	4,993
Tovar, J	08/15/16	100,000	4,982	2,498
Andersen, M	08/30/16	100,000	4,970	2,493
Ek, U	09/01/16	125,000	4,970	2,493
Bate, B	09/08/16	171,314	6,818	3,416
Thoelke, R	09/15/16	1,500,000	52,500	26,258

Year 2016 Continued	Date	Shares	Amt. Paid	Comm. Paid
Adams, T	09/20/16	250,000	9,975	4,995
Orr, J	09/29/16	125,000	4,975	2,495
Garsztka, R	10/07/16	40,970	4,097	2,618
Goodband, R	10/11/16	200,100	10,005	4,950
Orr, J	10/19/16	500,000	4,975	2,435
Andersen, M	10/26/16	500,000	4,975	2,435
Hurford, J	10/28/16	1,000,000	10,000	4,948
Lees-Jones, D	10/31/16	1,000,000	9,980	4,938
Adams, T	11/01/16	1,000,000	9,975	4,935
Orr, R	11/07/16	500,000	4,975	2,435
Gaw, J	11/10/16	5,575,000	55,723	27,809
Fridricksson, F	11/15/16	1,000,000	99,970	60,713
Dart, S	11/16/16	1,000,000	9,965	4,982
Cummings, I	11/18/16	500,000	5,000	2,448
Thoelke, R	11/22/16	3,000,000	30,000	14,948
Bate, B	11/28/16	500,000	4,965	2,430
Garsztka, R	12/08/16	300,000	3,000	1,930
Frenkiel, A	12/14/16	250,000	10,000	5,000
Bate, J	12/23/16	1,500,000	14,960	7,480
End of list

All securities listed above were issued pursuant to exemptions provided for under the appropriate provisions of the Securities Act of 1933, as amended.  Some of the above shares were issued pursuant to delivery of services.

In instances described above where we issued securities in reliance upon Regulation S, we relied upon Rule 903 of Regulation S of the Securities Act. Those stockholders who received the securities in such instances made representations that the Company was assured that the applicable provisions of Regulation S were complied with. Management made the determination that the investors in instances where we relied on Regulation S are non “U.S. persons.”

In instances described above where we issued securities in reliance upon Regulation D, we relied upon Rule 506 of Regulation D of the Securities Act. Those stockholders who received the securities in such instances made representations that (a) the stockholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the stockholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment. Management made the determination that the investors in instances where we relied on Regulation D are accredited investors (as defined in Regulation D) based upon management’s inquiry into their sophistication and net worth. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

In instances described above where we indicate that we relied upon Section 4(a)(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

On March 23, 2016, the Company issued a two year $250,000 convertible promissory note to JMJ Financial, a Nevada sole proprietorship which bears interest at the rate of 12% per annum on the principal sum of the outstanding (“JMJ Note”).   The Company drew down $25,000 on March 23, 2016.  The $25,000 JMJ Note was converted into an aggregate of 1,268,801 shares of common stock through several conversions in October, 2016 and was considered paid in full on November 2, 2016.

On March 25, 2016, the Company received net proceeds of $35,000 after expenses, for a one (1) year $40,000 face amount of 8% Convertible Note in favor of EMA Financial, LLC (“EMA Note”).  The EMA Note was converted into an aggregate of 4,344,495 shares of common stock through several conversions in October and November, 2016 and was considered paid in full on November 3, 2016.

On April 1, 2016, the Company issued a one year $55,000 convertible promissory note to Essex Global Investment Corp. (“Essex”) which bears interest at the rate of 10% per annum on the principal sum of the outstanding (“Essex Note”).  The Essex Note was converted into an aggregate of 2,564,848 shares of common stock through several conversions in October and November, 2016 and was considered paid in full as of November 4, 2016.

On April 5, 2016, the Company received net proceeds of $33,300 after expenses, from a one (1) year $42,000 face amount of 5% Convertible Note in favor of Crown Bridge Partners, LLC (“CBP Note”).  The CBP Note was converted into an aggregate of 6,416,900 shares of common stock through several conversions in October and November, 2016 and was considered paid in full as of  November 16, 2016.

On May 4, 2016, the Company received net proceeds of $33,750 after expenses, from a nine [9] month $40,000 face amount of 10% Convertible Note in favor of Auctus Fund, LLC (“AFL Note”).  The AFL Note was converted into an aggregate of  2,536,800 shares of common stock through several conversions in October, November and December, 2016.

On May 9, 2016, the Company entered into an agreement with Adar Bays, LLC a Florida Limited Company (Adar), with respect to a private investment up to $60,000 of the convertible debt securities with a 9 month term.  The $60,000 convertible debt is comprised of a $30,000 front-end note and one $30,000 back-end note.  The principal and accrued interest under the notes will be convertible into shares of common stock of the Company. The Company does not intend to take down the back-end note. As of September 30, 2016, the Company had borrowed $30,000 against the front-end note and no additional funds were borrowed from Adar. The Adar note was converted into an aggregate of 1,896,094 shares of common stock through several conversions in October and November, 2016 .

Item 16.	Exhibits and Financial Statement Schedules

(a)           Furnish the exhibits required by Item 601 of Registration S-K (Section 229.601) of this chapter).

Exhibit No.	Description of Exhibit

3(i)	Articles of Incorporation, as amended (1)
3(ii)	By-Laws (1)
5.1	Opinion re Legality (1.1)
10(a)	Share Exchange Agreement dated July 15, 2011 (1)
10(b)	12% $40,000 Convertible Note dated March 16, 2016 (4)
10(c)	8% $25,000 Convertible Note dated March 23, 2016 (4)
10(d)	10% $55,000 Convertible Note dated April 1, 2016 (5)
10(e)	5% $42,000 Convertible Note dated April 5, 2016 (5)
10(f)	10% $40,000 Convertible Note dated May 3, 2016 (5)
10(g)	8% $30,000 Convertible Note dated May 6, 2016 (5)
10(h)	Consulting Agreement between ABCO Energy, Inc. and Benchmark Advisory Partners effective September 20, 2016 (6)
10(i)	Agreement effective October 19, 2016 between the Company and Joshua Tyrell (7)
10(j)	Amendment No. 1 to Consulting Agreement effective November 11, 2016 between the Company and Joshua Tyrell (8)
10(k)	Securities Purchase Agreement dated as of November 7, 2016 between the Company and Blackbridge Capital Growth Fund (9)
21	Subsidiaries of Registrant (1)
23	Consents of Experts and Counsel (2)
99.1	Engagement Agreement between Adams Fund LLC and ABCO Energy, Inc., dated September 15, 2015(3)

(1)	Previously filed with the Company’s Form 10, SEC File No. 000-55235 filed on March 31, 2015, and incorporated herein by this reference as an exhibit to this Form S-1 Registration Statement.
(1.1)	To be filed by amendment
(2)	Attached.
(3)	Previously filed with the Company’s Form 8K filed on September 17, 2015, and incorporated herein by this reference as an exhibit to this Form S-1 Registration Statement.
(4)	Previously filed with the Company’s Form 10-K, File No. 000-55235, filed with the Commission on April 11, 2016 and incorporated herein by this reference.
(5)	Previously filed with the Company’s Form 10-Q, File No. 000-55235, filed with the Commission on May 20, 2016 and incorporate herein by this reference.
(6)	Previously filed with and incorporated herein by this reference the Company’s Form 8K, filed with the Commission on October 21, 2016.
(7)	Previously filed with and incorporated herein by this reference the Company’s Form 8K filed with the Commission on October, 2016.
(8)	Previously filed with and incorporated herein by this reference the Company’s Form 8K, filed with the Commission on November 29, 2016.
(9)	Previously filed with and incorporated herein by this reference the Company’s Form 8K, with the Commission on November 29, 2016.

(b)           Financial Statement Schedules. Schedules not listed below have been omitted because the information to be set forth therein is not material, not applicable or is shown in the financial statements or notes thereto.

a)     List separately all financial statements filed as part of the registration statement.

A.1 Unaudited Financial Statements for the period ended September 30, 2016
(Reviewed by PCAOB auditors)

Consolidated Balance Sheets: As of September 30, 2015 and as of December 31, 2015

Consolidated Statements of Operations: For the Months Ended September 30, 2016.

Consolidated Statements of Cash Flows: For the Three Months Ended September 30, 2016 and June 30, 2015.

Notes to the Consolidated Financial Statements

A2.  Audited Financial Statements for years ended December 31, 2015 and 2014

Reports of Independent Registered Public Accounting Firms

Consolidated Balance Sheets: As of December 31, 2015 and 2014

Consolidated Statements of Operations: For the Years Ended December 31, 2015 and 2014

Consolidated Statement of Stockholders’ Equity: For the Period Beginning December 31, 2013 until the Year Ended December 31, 2015

Consolidated Statements of Cash Flows: For the Years Ended December 31, 2015 and 2014

Notes to the Consolidated Financial Statements for the Years Ended December 31, 2015 and 2014

Item 17.	Undertakings

(A)  The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment of the Registration Statement) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to the purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(2) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(B)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement or Amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized on the 20th day of January, 2017.

ABCO ENERGY, INC.

Dated: January 20, 2017	By:	/s/ Charles O’Dowd
Charles O’Dowd
Chief Executive Officer, Chief Financial Officer & Principal Accounting Officer

POWER OF ATTORNEY

Each director and/or officer of the registrant whose signature appears below hereby appoints Charles O’Dowd as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this Registration Statement (and to any registration statement filed pursuant to Rule 462 under the Securities Act of 1933).

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated:

Signature	Title

/s/ Charles O’Dowd	Chairman of the Board,	January 20, 2017
Charles O’Dowd	Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer

/s/ Wayne Marx
Wayne Marx	Director	January 20, 2017